UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Under Rule 14a-12

Philip Morris International Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(4)	Date Filed: April 1, 2010

PHILIP MORRIS INTERNATIONAL INC.

LOUIS C. CAMILLERI	120 PARK AVENUE
CHAIRMAN OF THE BOARD	NEW YORK, NEW YORK 10017

April 1, 2010

Dear Fellow Stockholder:

It is my pleasure to invite you to join us at the 2010 Annual Meeting of Stockholders of Philip Morris International Inc. to be held on Wednesday, May 12, 2010 at 9:00 a.m., in the Metropolitan Ballroom at the Sheraton New York Hotel and Towers, 811 Seventh Avenue, New York, New York 10019.

At this year’s meeting, we will vote on the election of ten directors, the ratification of PricewaterhouseCoopers SA’s selection as the Company’s independent auditors and, if properly presented, two proposals from stockholders. There will also be a report on the Company’s business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. Because seating is limited, you may bring only one immediate family member as a guest. To attend the meeting, you must present an admission ticket and government-issued photographic identification. Please note that you must submit a request for an admission ticket. To request an admission ticket, please follow the instructions set forth on page 2 in response to question 4.

The meeting facilities will open at 7:30 a.m. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, laptops, video and still cameras, pagers and pets will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules. While they may seem strict to some, they assist us in conducting a safe and orderly meeting and are in everyone’s interest.

Attached you will find a notice of meeting and proxy statement that contains additional information about the meeting, including the methods that you can use to vote your proxy, such as the telephone or Internet. As we did last year, we are mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy statement and 2009 Annual Report to Stockholders and vote online. Those stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. By furnishing this Notice, we are lowering costs and reducing the environmental impact of our Annual Meeting.

Your vote is important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,

For further information about the Annual Meeting,

please call 1-866-713-8075

PHILIP MORRIS INTERNATIONAL INC.

120 Park Avenue

New York, NY 10017

NOTICE OF 2010 ANNUAL MEETING OF

STOCKHOLDERS OF PHILIP MORRIS INTERNATIONAL INC.

TIME:	9:00 a.m. on Wednesday, May 12, 2010

PLACE:	Metropolitan Ballroom
Sheraton New York Hotel and Towers
811 Seventh Avenue at 53rd Street
New York, New York 10019

ITEMS OF BUSINESS:	1) To elect ten directors.

2) To ratify the selection of PricewaterhouseCoopers SA as independent auditors for the Company for the fiscal year ending December 31, 2010.

3) To vote on two stockholder proposals, if properly presented at the meeting.

4) To transact other business properly coming before the meeting.

WHO CAN VOTE:	Stockholders of record on March 16, 2010.

2009 ANNUAL REPORT:	A copy of our 2009 Annual Report is enclosed.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to stockholders on or about April 1, 2010.

G. Penn Holsenbeck
Corporate Secretary

April 1, 2010

WE URGE EACH STOCKHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE OUR QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

PLEASE NOTE THAT YOU MUST SUBMIT A REQUEST FOR AN ADMISSION TICKET. TO OBTAIN AN ADMISSION TICKET, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 2 IN RESPONSE TO QUESTION 4.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on May 12, 2010

The Company’s Proxy Statement and 2009 Annual Report to Stockholders are available at www.pmi.com/investors.

PHILIP MORRIS INTERNATIONAL INC.

120 PARK AVENUE

NEW YORK, NEW YORK 10017

April 1, 2010

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2010

Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2010 Annual Meeting of Stockholders of Philip Morris International Inc. (the “Company”) at 9:00 a.m., in the Metropolitan Ballroom at the Sheraton New York Hotel and Towers, 811 Seventh Avenue at 53rd Street, New York, New York. The proxies also may be voted at any adjournments or postponements of the meeting.

We are first sending the proxy materials to stockholders on or about April 1, 2010.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only stockholders of record of shares of common stock at the close of business on March 16, 2010 (the “Record Date”) are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each stockholder of record on the Record Date is entitled to one vote for each share of common stock held. On March 16, 2010, there were 1,865,217,467 shares of common stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

1.	WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Louis C. Camilleri and Charles R. Wall have been designated as proxies for the 2010 Annual Meeting of Stockholders.

2.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date for the 2010 Annual Meeting of Stockholders is March 16, 2010. The Record Date is established by the Board of Directors as required by Virginia law. Stockholders of record (registered stockholders and street name holders) at the close of business on the Record Date are entitled to:

(a)	receive notice of the meeting; and

(b)	vote at the meeting and any adjournments or postponements of the meeting.

3.	WHAT IS THE DIFFERENCE BETWEEN A REGISTERED STOCKHOLDER AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered stockholder.

If your shares of stock are held for you in the name of a broker or bank, then your shares are held in street name. The organization holding your shares of stock is considered the stockholder of record for purposes of voting at the annual meeting. The answer to Question 15 describes brokers’ discretionary voting authority and when your broker or bank is permitted to vote your shares of stock without instruction from you.

4.	HOW DO I OBTAIN ADMISSION TO THE MEETING?

To obtain admission to the meeting, you must request an admission ticket. Because seating is limited, you may bring only one immediate family member as a guest. In addition, all meeting attendees must present government-issued photographic identification at the meeting. Please submit your request for an admission ticket by Friday, April 23, 2010, by mailing or faxing a request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017, facsimile: 1-877-744-5412 (from within the United States) or 1-917-663-2244 (from outside the United States). Please include the following information:

-	your name and mailing address;
-	whether you need special assistance at the meeting;
-	the name of your immediate family member, if one will accompany you; and
-	if your shares are held for you in the name of your broker or bank, evidence of your stock ownership (such as a letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of March 16, 2010.

5.	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

(a)    In Writing:    All stockholders of record can vote by mailing their completed and signed proxy card (in the case of registered stockholders) or their completed and signed vote instruction form (in the case of street name holders).

(b)    By Telephone and Internet Proxy:    All registered stockholders of record also can vote their shares of common stock by touchtone telephone using the telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or the Internet if their brokers or banks make those methods available. If that is the case, each broker or bank will enclose instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

(c)    In Person:    All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

6.	HOW CAN I REVOKE A PROXY?

You	can revoke a proxy prior to the completion of voting at the meeting by:

(a)	giving written notice to the Corporate Secretary of the Company;

(b)	delivering a later-dated proxy; or

(c)	voting in person at the meeting.

7.	ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We have established and will maintain a practice of holding the votes of each stockholder in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. We will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

8.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

When voting on the election of director nominees to serve until the 2011 Annual Meeting of Stockholders, stockholders may:

(a)	vote in favor of a nominee;

(b)	vote against a nominee; or

(c)	abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast. A majority of the votes cast means that a number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that nominee. Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee shall consider the offer and recommend to the Board whether to accept or reject the offer. The full Board will consider all factors it deems relevant to the best interests of the Company, make a determination and publicly disclose its decision and rationale within 90 days after confirmation of the election results.

The Board recommends a vote “FOR” all of the nominees.

9.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS SA, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

When voting on the ratification of the selection of PricewaterhouseCoopers SA as independent auditors for the Company, stockholders may:

(a)    vote in favor of the ratification;

(b)    vote against the ratification; or

(c)    abstain from voting on the ratification.

The selection of the independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

10.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON EACH STOCKHOLDER PROPOSAL PROPERLY PRESENTED AT THE MEETING, AND WHAT VOTE IS NEEDED TO APPROVE ANY OF THE STOCKHOLDER PROPOSALS?

A separate vote will be held on each stockholder proposal that is properly presented at the meeting. When voting on each of the proposals, stockholders may:

(a)    vote in favor of the proposal;

(b)    vote against the proposal; or

(c)    abstain from voting on the proposal.

A stockholder proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST.”

The Board recommends a vote “AGAINST” each of the stockholder proposals.

11.	WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to ratify the selection of PricewaterhouseCoopers SA, and AGAINST each of the stockholder proposals.

12.	WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on March 16, 2010. Each share of common stock is entitled to one vote. As of March 16, 2010, the Company had 1,865,217,467 shares of common stock outstanding.

13.	HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

14.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or you can reach Computershare at 1-877-745-9350 (from within the United States or Canada) or 1-781-575-4310 (from outside the United States or Canada).

15.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you are a street name holder of shares, you should have received a proxy card and voting instructions with the proxy statement sent from your broker or bank. Your shares held in street name may be voted only on certain “routine” matters when you do not provide your broker or bank with voting instructions. For example, the ratification of the selection of PricewaterhouseCoopers SA as independent auditors of the Company is considered a “routine” matter for which brokers or banks may vote unvoted shares. When a proposal is not a “routine” matter (such as the election of director nominees and stockholder proposals) and the broker or bank has not received voting instructions from the street name holder with respect to that proposal, that broker or bank cannot vote the shares on that proposal. This is called a broker non-vote. Therefore, it is important that you provide instructions to your broker or bank with respect to your vote on these “non-routine” matters.

16.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

17.	MAY STOCKHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. The Chairman will answer stockholders’ questions of general interest during a designated portion of the meeting. In order to provide an opportunity for everyone who wishes to speak, stockholders will be limited to two (2) minutes. Stockholders may speak a second time only after all others who wish to speak have had their turn. When speaking, stockholders must direct questions and comments to the Chairman and confine their remarks to matters that relate directly to the business of the meeting.

18.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 16, 2010, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker, bank or other agent (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

BOARD OF DIRECTORS

Board of Directors

The primary responsibility of the Board of Directors (the “Board”) is to foster the long-term success of the Company, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment in the best interests of the Company.

The Board holds regular meetings typically during the months of February, March, May, June, September, November and December, and special meetings are held when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. The Board held seven meetings in 2009. The Board meets in executive session at every Board meeting. Directors are expected to attend Board meetings, the Annual Meeting of Stockholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2009, all nominees for director who served in 2009 attended at least 75% of the aggregate number of meetings of the Board and all Committees on which they served, and eight of the nine nominees who served in 2009 attended the 2009 Annual Meeting of Stockholders.

The Board has adopted Corporate Governance Guidelines. In addition, the Company has adopted The Philip Morris International Code of Conduct, which applies to all of its employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, as well as a Code of Business Conduct and Ethics (the “Director Code”) that applies to the members of the Company’s Board. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has, had or may have a direct or indirect material interest. All of these documents are available free of charge on the Company’s Web site, www.pmi.com/governance, and will be provided free of charge to any stockholder requesting a copy by writing to: Corporate Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York 10017.

The information on the Company’s Web site is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the Securities and Exchange Commission.

Board Leadership Structure

The Board leadership consists of the Chairman of the Board of Directors and Chief Executive Officer, the Presiding Director, and the Chairs of each Committee of the Board. The responsibilities of the Chairman and Chief Executive Officer, the Presiding Director and of each Committee are described below.

Chairman of the Board and Chief Executive Officer. Louis C. Camilleri serves as Chairman of the Board and Chief Executive Officer. His duties as Board Chairman are to preside at meetings of the stockholders and of the Board of Directors. He is responsible for bringing to the Board’s attention in an accurate and timely manner all matters within his knowledge that the interests of the Company may require the Board to consider. In that capacity he proposes the agendas and schedules for Board meetings, working together with the Presiding Director who approves the agendas and schedules before their dissemination to the Board. Input is sought from all directors as to topics they wish to review. As Chief Executive Officer, he is responsible for the general management and control of the business and affairs of the Company and sees to it that all orders and resolutions of the Board of Directors are implemented. Mr. Camilleri performs such other duties as from time to time may be prescribed by the Board.

Presiding Director. The non-management directors annually elect at the organizational meeting one independent director to be the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;
•	Call meetings of the non-management directors as he or she deems necessary;
•	Serve as liaison between the Chairman and the non-management directors;
•	Approve agendas and schedules for Board meetings;
•	Advise the Chairman of the Board’s informational needs and approve information sent to the Board;
•

Together with the Chairman of the Compensation and Leadership Development Committee, communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and

•	Be available for consultation and communication if requested by major stockholders.

The Presiding Director is invited to attend all meetings of Committees of the Board of which he or she is not a member.

Lucio A. Noto currently serves as the Presiding Director.

The Board believes the current leadership structure is appropriate because it strikes the correct balance between the need to provide the Board with the best available information on which to make decisions while at the same time allowing the Board to set the tone of the discussion and provide direction and oversight to management. Mr. Camilleri has an extensive and detailed knowledge of the Company and the tobacco industry and an incisive strategic view, which combined with his transparency and open-mindedness when dealing with the Board, enable him to assist the Board in focusing on the most important opportunities and risks facing the Company. Mr. Noto plays an active role as Presiding Director in providing independent Board leadership and helps ensure that the Board’s views are continually conveyed in unvarnished fashion to management.

Committees of the Board

The Board has established various separately-designated standing Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Stockholders, based on the recommendations of the Nominating and Corporate Governance Committee. The Board has adopted written charters for each of these Committees and these charters are available on the Company’s Web site at www.pmi.com/governance. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings.

The Audit Committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Its responsibilities are set forth in the Audit Committee Charter, which is available on the Company’s Web site at www.pmi.com/governance. The Committee’s responsibility is to assist the Board in its oversight of (i) the Company’s financial statements and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent auditors, (iii) the internal audit function, and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee also provides an avenue of communication among management, the independent auditors, the internal auditors, the chief compliance officer and the Board. The Committee is also responsible for preparing the Audit Committee Report that the rules of the Securities and Exchange Commission require the Company to include in its proxy statements. The Committee met eleven times in 2009. During 2009, the members of the Committee were Lucio A. Noto (Chair); Mathis Cabiallavetta; J. Dudley Fishburn; Sergio Marchionne; and Stephen M. Wolf. See pages 55 to 56 for further matters related to the Audit Committee, including its Report for the year 2009.

The Board has determined that all members of the Audit Committee are financially literate and that Lucio A. Noto is an “audit committee financial expert” within the meaning set forth in the regulations of the Securities and Exchange Commission. No member of the Audit Committee received any payments in 2009 from Philip Morris International Inc. or its subsidiaries other than compensation received as a director of Philip Morris International Inc.

The Compensation and Leadership Development Committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are set forth in the Compensation and Leadership Development Committee Charter, which is described on page 21 of this proxy statement, and is available on the Company’s Web site at www.pmi.com/governance. The Committee met four times in 2009. During 2009, the members of the Committee were: Stephen M. Wolf (Chair); Harold Brown; J. Dudley Fishburn; Graham Mackay; and Sergio Marchionne. See pages 21 through 23 for further matters related to the Compensation and Leadership Development Committee, including a discussion of its procedures and its report on the Compensation Discussion and Analysis appearing on pages 24 through 36.

The Finance Committee has the responsibilities set forth in the Finance Committee Charter, which is available on the Company’s Web site at www.pmi.com/governance. The Committee monitors the Company’s financial condition, oversees the sources and uses of cash flow, capital structure and resulting financial needs, and advises the Board with respect to dividend policy, share repurchase programs and other financial matters. The Committee met five times in 2009. During 2009, the members of the Committee were: Mathis Cabiallavetta (Chair); Harold Brown; Graham Mackay; Lucio A. Noto; and Carlos Slim Helú.

The Nominating and Corporate Governance Committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. This Committee has the responsibilities set forth in the Nominating and Corporate Governance Committee Charter, which is available on the Company’s Web site at www.pmi.com/governance. The Committee is responsible for identifying individuals qualified to become Board members consistent with the criteria approved by the Board and recommends a slate of nominees for election at each annual meeting of stockholders; making recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees; advising the Board on corporate governance matters, including developing and recommending to the Board the Company’s corporate governance principles; and overseeing the self-evaluation process of the Board and its Committees. The Committee met four times in 2009. During 2009, the members of the Committee were: J. Dudley Fishburn (Chair); Mathis Cabiallavetta; Sergio Marchionne; and Stephen M. Wolf. See page 10 for a description of the process the Nominating and Corporate Governance Committee follows in nominating directors.

The Product Innovation and Regulatory Affairs Committee has the responsibilities set forth in the Product Innovation and Regulatory Affairs Committee Charter, which is available on the Company’s Web site at www.pmi.com/governance. The Committee monitors and reviews the development of new product strategies, key legislative, regulatory and public policy issues and trends affecting the Company and progress on societal alignment issues. The Committee met three times in 2009. During 2009, the members of the Committee were: Harold Brown (Chair); Mathis Cabiallavetta; J. Dudley Fishburn; Graham Mackay; Carlos Slim Helú; and Stephen M. Wolf.

Board Risk Oversight

Risk oversight is conducted both by the Committees of the Board with respect to their areas of responsibility as well as by the full Board. In this regard, the Audit Committee monitors risks relating to internal and financial controls and certain compliance matters, the Finance Committee monitors risks relating to the sources and uses of the Company’s cash flow and impact of the capital markets on the Company, the Compensation and Leadership Development Committee monitors risks relating to compensation design and payouts and management succession, the Product Innovation and Regulatory Affairs Committee monitors product and regulatory risk, and the Nominating and Corporate Governance Committee monitors risk relating to Board management structure and processes. The full Board monitors risk relating to the Company’s business plan as well as compliance and litigation. At times, two or more Committees hold joint meetings to discuss overlapping risk areas. During 2009, the Audit and Finance Committees held a joint meeting attended by all members of the Board at which a comprehensive assessment of risks facing the Company was reviewed. The Audit and Finance Committees will follow up with reviews of specific risk categories in 2010. In March of 2010, the full Board reviewed a benchmarking assessment of the Company’s compliance programs.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Philip Morris International Inc., 120 Park Avenue, New York, New York 10017. The non-management directors have established the following procedures for the handling of communications from stockholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Stockholders.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment; the individual’s understanding of the Company’s businesses and markets; the individual’s professional expertise and educational background; and other factors, including nationality, that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its breadth of knowledge and experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes (e.g., financial experience, global business experience) as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, stockholders, management and others. The Committee does not distinguish between nominees recommended by stockholders and other nominees. From time to time, the Committee also retains search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. A search firm retained by the Committee identified Jennifer Li as a candidate for director, and she was recommended to the Board as a nominee by the Committee. Stockholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. Our By-Laws set forth the procedures a stockholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption “2011 Annual Meeting.”

The Nominees

It is proposed that ten directors, eight of whom are independent directors, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees, with the exception of Jennifer Li, currently serves as a director and each was elected by the stockholders at the 2009 Annual Meeting. The Board believes that the experience, qualifications, attributes and skills of each of the nominees presented, as set forth below, qualify them to deal with the complex global, regulatory and financial issues that the Company faces, and that the Board as a whole provides a breadth of knowledge, international experience, intellectual rigor and willingness to face tough issues. More than two thirds of the nominees are foreign nationals and seven different nationalities are represented, underscoring the global perspective of the Board taken as a whole.

Independence of Nominees

The Board has determined that each of the following nominees for director is independent in that such nominee has no material relationship with the Company: Harold Brown, Mathis Cabiallavetta, J. Dudley Fishburn, Jennifer Li, Graham Mackay, Sergio Marchionne, Lucio A. Noto, and Stephen M. Wolf. To

assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in the Corporate Governance Guidelines, which are available on the Company’s Web site at www.pmi.com/governance. Each of the above-named nominees qualifies as independent under these standards. In making its affirmative determination that Mr. Marchionne is independent, the Nominating and Corporate Governance Committee considered the fact that the Company has a sponsorship agreement with Ferrari, a majority-owned subsidiary of Fiat. The amounts involved in the sponsorship agreement fall significantly below 2% of Fiat’s consolidated gross revenues, the threshold that, if exceeded, would preclude a determination of director independence under the Company’s categorical standards of director independence. The sponsorship agreement with Ferrari dates back to 1984, well before Mr. Marchionne became CEO of Fiat in 2004, and extends until 2014. The agreement and its renewals have been negotiated on an arms-length basis with executives of Ferrari, and Mr. Marchionne has not been involved in any aspect of the negotiations or the agreement.

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s By-Laws to reduce the number of directors.

Harold Brown Counselor, Center for Strategic and International Studies, Washington, DC Director since 2008 Age: 82

Dr. Brown has been a Counselor at the Center for Strategic and International Studies since 1992. He was a partner of Warburg Pincus, a leading private equity firm, from 1990 until he retired from the firm in January 2007. Previously, he was Chairman of the Foreign Policy Institute at The Johns Hopkins University School of Advanced International Studies. Dr. Brown is President Emeritus of the California Institute of Technology and served as Secretary of Defense for the United States from 1977 through 1981. Dr. Brown is a member of the board of directors of Evergreen Holdings, Inc. and is an emeritus trustee of the California Institute of Technology, of the Trilateral Commission (North America) and of the RAND Corporation. Dr. Brown served as a director of Altria Group, Inc. from 1983 to April 2003, and again from December 2004 to March 2008. Dr. Brown is Chair of the Product Innovation and Regulatory Affairs Committee and a member of the Compensation and Leadership Development and Finance Committees.

•   Dr. Brown combines a scientist’s intellect with an extensive knowledge and unique experience of U.S. and international geopolitical and governmental affairs that are of particular benefit to the Board in his role as Chair of the Product Innovation and Regulatory Affairs Committee.

Mathis Cabiallavetta Vice Chairman, Swiss Reinsurance Company Ltd., Zurich, Switzerland Director since 2008 Age: 65

Mr. Cabiallavetta became Vice Chairman of Swiss Reinsurance Company Ltd. in April 2009, having been a director since September 2008. He is also a director of BlackRock, Inc. Previously, Mr. Cabiallavetta was Vice Chairman of Marsh & McLennan (“MMC”) and Chairman of MMC International until September 2008. From 2000 to 2004, he served as a director of MMC. Prior to joining MMC, Mr. Cabiallavetta was Chairman of Union Bank of Switzerland AG, which he joined in 1971. Mr. Cabiallavetta is also a senior advisor of MMC and a member of the Senior Advisory Board of General Atlantic Partners. From 2002 to 2008, Mr. Cabiallavetta served as a director of Altria Group, Inc. He is Chair of the Finance Committee and a member of the Audit, Nominating and Corporate Governance and Product Innovation and Regulatory Affairs Committees.

•   Mr. Cabiallavetta brings to the Board many years of experience in international capital markets and financial risk assessment, which are of great benefit to the Board in his role as Chair of the Finance Committee.

Louis C. Camilleri Chairman and Chief Executive Officer Director since 2008 Age: 55

Mr. Camilleri is our Chairman and Chief Executive Officer. Previously, he was Chairman and Chief Executive Officer of Altria Group, Inc., positions he had held since August 2002 and April 2002, respectively. From November 1996 to April 2002, he served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. He had been employed continuously by Altria Group, Inc. and its subsidiaries (including Philip Morris International Inc.) in various capacities since 1978. He was appointed to the Board of Directors of Telmex International SAB in December 2009. Mr. Camilleri was a director of Kraft Foods Inc. from March 2001 to December 2007 and was Kraft’s Chairman from September 2002 to March 2007.

•   Mr. Camilleri’s extensive and detailed knowledge of the Company and the tobacco industry and an incisive strategic view, combined with his transparency and open-mindedness, serve him well in his dual role as Chairman of the Board and Chief Executive Officer.

J. Dudley Fishburn Chairman, Henderson Smaller Companies Investment Trust plc, United Kingdom Director since 2008 Age: 63

Mr. Fishburn was a Conservative Member of Parliament in the United Kingdom from 1988 to 1997 and also served as a Parliamentary private secretary in the administrations of Prime Ministers Margaret Thatcher and John Major. Prior to entering Parliament, Mr. Fishburn was Executive Editor of The Economist for nine years. Mr. Fishburn serves as Chairman of Henderson Smaller Companies Investment Trust plc (UK). Mr. Fishburn also served as a director of Altria Group, Inc. from 1999 to March 2008, HSBC Inc. from 2002 to 2008, Beazley Group plc from 2002 to 2009 and HSBC Bank plc (UK) from 2003 to 2009. He is a trustee of the Liver Research Trust and the Peabody Housing Trust. Mr. Fishburn is Chair of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Leadership Development and Product Innovation and Regulatory Affairs Committees.

•   As a former member of Parliament and Executive Editor of The Economist with service on a number of profit and not-for-profit boards, Mr. Fishburn brings a global perspective on governance and regulatory matters which are of benefit to the Board in his role as Chair of the Nominating and Corporate Governance Committee.

Jennifer Li Chief Financial Officer, Baidu Inc., China Nominee for 2010 Age: 42

Ms. Li joined Baidu Inc., the largest Internet search engine in China and the third largest independent search engine in the world, in March 2008, as Chief Financial Officer, responsible for a wide range of corporate functions, including Finance, Human Resources and Purchasing. Previously, from 1994 to 2008, she held a number of senior finance positions at various General Motors companies in China, Singapore, the United States and Canada, rising to Chief Financial Officer of GM’s business in China and Financial Controller of the North American Operations of GMAC. It is planned that Ms. Li will serve on the Audit, Finance and Nominating and Corporate Governance Committees.

•   Ms. Li’s strong financial expertise, experience in a fast growing, high-tech business and Asian background will strengthen the Board’s depth and global perspective.

Graham Mackay Chief Executive, SABMiller plc, United Kingdom Director since 2008 Age: 60

Mr. Mackay joined SABMiller plc, the world’s second largest beer brewer, in 1978 and has held a number of senior positions in the SABMiller Group, including Executive Chairman of the beer business in South Africa. He was appointed Group Managing Director in 1997 and Chief Executive of South African Breweries plc upon its listing on the London Stock Exchange in 1999. He is the Senior Non-Executive Director of Reckitt Benckiser Group plc. Mr. Mackay serves on the Compensation and Leadership Development, Finance and Product Innovation and Regulatory Affairs Committees.

•   As chief executive of one of the largest brewers in the world, which does business in many of the same international markets as does the Company, Mr. Mackay brings valuable business, strategic, marketing and regulatory insights to the Board.

Sergio Marchionne Chief Executive Officer, Fiat S.p.A., Italy Chief Executive Officer, Chrysler Group LLC Detroit Director since 2008 Age: 57

Mr. Marchionne has been Chief Executive Officer of Fiat S.p.A. since June 2004, on whose Board of Directors he has served since May 2003. He is also Chief Executive Officer of Fiat Group Automobiles S.p.A., Fiat’s car division, since February 2005 and Chairman of CNH Case New Holland, Fiat’s agricultural and construction equipment division, since April 2006 and a director since July 2004. He was named Chief Executive Officer of Chrysler Group LLC in June 2009. Mr. Marchionne has been a member of the Board of SGS S.A. since May 2001, serving as the Chief Executive and Managing Director from 2002 to 2004 and became Chairman in March 2006. From 2006 to 2007, Mr. Marchionne was a member of the Supervisory Board of Hochtief AG. Mr. Marchionne has been a member of the Board of Directors of UBS since April 2007, and will be stepping down from the UBS Board on April 14, 2010. Mr. Marchionne is a chartered accountant and lawyer who, since beginning his career in 1983, has held executive positions at several firms prior to assuming his current positions. Mr. Marchionne serves on the Audit, Compensation and Leadership Development and Nominating and Corporate Governance Committees.

•   Trained as both a lawyer and an accountant and currently the chief executive of two large automotive manufacturers, Mr. Marchionne brings a no-nonsense, hands-on multi-disciplinary approach to the Board, along with experience in many of the same international markets in which the Company does business.

Lucio A. Noto Managing Partner, Midstream Partners, LLC, New York, NY Director since 2008 Age: 71

Mr. Noto assumed his current position with Midstream Partners, LLC in March 2001. He retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of the Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation. Mr. Noto had been employed by Mobil continuously since 1962. Mr. Noto is a director of Penske Auto Group, Inc. He also served on the boards of IBM from 1995 to 2008, Altria Group, Inc. from 1998 to 2008, Shinsei Bank from 2005 to 2008 and Commercial International Bank (Cairo) from 2006 to 2009. Mr. Noto is the Presiding Director, Chair of the Audit Committee and a member of the Finance Committee.

•   As the former chief financial officer and chief executive officer of a large, multi-national oil company, together with his governance experience serving on the boards and audit committees of a number of major international companies, Mr. Noto brings an extensive knowledge of internal controls and risk assessment to his role as Chair of the Audit Committee and a strong “hands-on” approach as Presiding Director.

Carlos Slim Helú Chairman of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V. Chairman, Carso Infraestructura y Construcción, S.A.B. de C.V. Director since 2008 Age: 70

Mr. Slim is currently serving as Chairman of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V. and Carso Infraestructura y Construcción, S.A.B. de C.V. Mr. Slim previously served as Chairman Emeritus of Grupo Carso, S.A. de C.V.(1) as well as Chairman of Teléfonos de México, S.A. de C.V. and Carso Global Telecom, S.A. de C.V., México. Previously and from 1991, he was Chairman of Grupo Carso, S.A. de C.V. From 1997 to 2006, Mr. Slim served as a director of Altria Group, Inc. Mr. Slim served as Chairman Emeritus of Grupo Financiero Inbursa, S.A.B. de C.V. from 2004 to 2007. He also serves as Chairman Emeritus of America Movil, S.A. de C.V. since September 2005. Mr. Slim is a member of each of the Advisory Council for Latin America of the New York Stock Exchange and the board of Fundación Unam A.C. and Patronato del Hospital Infantil. He is also Chairman of Fundación Telemex, A.C. and Fundación Carlos Slim, A.C. Mr. Slim serves on the Finance and Product Innovation and Regulatory Affairs Committees.

•   One of the world’s most successful businessmen, Mr. Slim provides the Board with an entrepreneurial point of view and unique perspective on the complexities of operating successfully in both developed and emerging economies.

(1)	A subsidiary of Grupo Carso owns a 20% interest in one of our Mexican subsidiaries.

Stephen M. Wolf Chairman, R.R. Donnelley & Sons Company, Chicago, IL Managing Partner, Alpilles, LLC Chairman of the Advisory Board, Trilantic Capital Partners Director since 2008 Age: 68

Mr. Wolf has been Chairman of R.R. Donnelley & Sons Company since March 2004. He has been Managing Partner of Alpilles, LLC since April 2003. In 2009, he joined the Advisory Board and became Chairman of Trilantic Capital Partners, and joined the board of Chrysler Group LLC. Previously, he was Chairman of US Airways Group from November 2001 to April 2003, and Chief Executive Officer of US Airways, Inc. from January 1996 to November 1998. Prior to joining US Airways, he had served since August 1994 as senior advisor in the investment banking firm of Lazard Frères & Co. LLC. From 1987 to July 1994, he was Chairman and Chief Executive Officer of UAL Corporation and United Air Lines, Inc. From 1993 to 2008, Mr. Wolf served as a director of Altria Group, Inc. He is a trustee emeritus of the Brookings Institute. Mr. Wolf is Chair of the Compensation and Leadership Development Committee and a member of the Audit, Nominating and Corporate Governance and Product Innovation and Regulatory Affairs Committees.

•   As a former chief executive officer of four New York Stock Exchange listed companies with experience on the boards of a number of companies, Mr. Wolf provides a strong focus in his position as Chair of our Compensation and Leadership Development Committee in ensuring that the Company has the right compensation processes in place and programs to develop future leaders.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of stockholders.

The Nominating and Corporate Governance Committee periodically benchmarks director compensation against the Company’s compensation survey group (defined on page 25), considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. Based on the latest available data, total compensation for the Company’s non-employee directors ranked in the top quartile (i.e., above the 75th percentile) of the Company’s Compensation Survey Group.

Non-employee directors receive an annual cash retainer of $115,000 and a retainer of $5,000 for each Committee of which they are a member. The Presiding Director and the chairs of each Committee receive an annual retainer of $25,000 for additional services rendered in connection with committee chair responsibilities. Directors do not receive meeting fees.

Pursuant to the 2008 Philip Morris International Inc. Stock Compensation Plan for Non-Employee Directors, each non-employee director received an annual share award on May 5, 2009 of that number of shares of common stock having an aggregate fair market value of $140,000 on the date of grant (3,711 shares of common stock with a fair market value of $37.73 per share).

The following table presents the compensation received by the non-employee directors for fiscal year 2009.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total
Harold Brown	147,500	140,000	287,500
Mathis Cabiallavetta	152,500	140,000	292,500
J. Dudley Fishburn	152,500	140,000	292,500
Graham Mackay	126,250	140,000	266,250
Sergio Marchionne	126,250	140,000	266,250
Lucio A. Noto	168,750	140,000	308,750
Carlos Slim Helú	121,250	140,000	261,250
Stephen M. Wolf	155,000	140,000	295,000

Non-employee directors also participate in the 2008 Philip Morris International Inc. Deferred Fee Plan for Non-Employee Directors.

A non-employee director may elect to defer the award of shares of common stock and all or part of the annual and committee retainers. Deferred fee amounts are “credited” to an unfunded account and may be “invested” in eight “investment choices,” including a Philip Morris International common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the Philip Morris International Inc. Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. Subject to certain restrictions, a non-employee director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

Non-employee directors are reimbursed for their expenses incurred in attending Board of Directors, Committee and stockholder meetings, including travel, meals and lodging. They also are covered by business travel and accident insurance, which the Company maintains for their benefit when they travel on Company business, as well as group life insurance.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of common stock beneficially owned as of March 16, 2010, by each director, nominee for director and executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director, nominee for director and executive officer is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1) (2)
Harold Brown	44,112
Mathis Cabiallavetta	27,290
André Calantzopoulos	502,729
Louis C. Camilleri	2,836,237
J. Dudley Fishburn	22,070
Jean-Claude Kunz	222,344
Jennifer Li	0
Graham Mackay	5,336
Sergio Marchionne	6,405
Lucio A. Noto	76,027
Carlos Slim Helú	306,778
Hermann Waldemer	324,566
Charles R. Wall	951,117
Stephen M. Wolf	55,602
Group (26 persons)	6,809,738

(1)	Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before June 1, 2010 as follows: Dr. Brown, 14,331; Mr. Calantzopoulos, 47,137; Mr. Camilleri, 1,082,936; Mr. Waldemer, 12,287; Mr. Wall, 337,338; Mr. Wolf, 14,331; and group, 1,633,690. Also includes shares of restricted common stock as follows: Mr. Camilleri, 802,260.

(2)	Includes shares of deferred stock as follows: Dr. Brown, 17,781; Mr. Cabiallavetta, 27,290; Mr. Calantzopoulos, 254,208; Mr. Camilleri, 474,038; Mr. Fishburn, 22,070; Mr. Kunz, 102,356; Mr. Noto, 30,004; Mr. Slim, 6,777; Mr. Waldemer, 155,647; Mr. Wall, 190,919; Mr. Wolf, 29,346; and group, 2,063,151. Also includes 17,085 shares as to which beneficial ownership is disclaimed by Mr. Noto (shares held by spouse). Also includes 300,000 shares as to which Mr. Slim shares voting and/or investment power with others and has disclaimed beneficial ownership except to the extent of his pecuniary interest therein. Also includes 12,000 shares held in trust as to which Dr. Brown shares voting and/or investment power with others and as to which he has not disclaimed beneficial ownership.

In addition to the shares shown in the table above, as of March 16, 2010, those directors who participate in the Company’s director deferred fee program had the following Philip Morris International share equivalents allocated to their accounts: Dr. Brown, 30,172; Mr. Noto, 49,865; Mr. Slim, 2,826; and Mr. Wolf, 21,714. See “Compensation of Directors” on pages 17 and 18 for a description of the deferred fee program for directors.

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock Outstanding on March 16, 2010
Capital Research Global Investors, a division of Capital Research and Management Company (CRMC) 333 South Hope Street Los Angeles, CA 90071	120,972,656	(1)	6.5%

(1)	According to a Schedule 13G, dated February 9, 2010, filed with the Securities and Exchange Commission by Capital Research and Management Company presenting the number of shares as of December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2009 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE MATTERS

Introduction

The Compensation and Leadership Development Committee consists entirely of non-management directors, all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation and Leadership Development Committee Charter, which is available on the Company’s Web site at www.pmi.com/governance. During 2009, the members of the Committee were: Stephen M. Wolf (Chair); Harold Brown; J. Dudley Fishburn; Graham Mackay; and Sergio Marchionne. The Committee met four times in 2009.

Compensation and Leadership Development Committee Interlocks and Insider Participation

No member of the Compensation and Leadership Development Committee at any time during 2009 or at any other time had any relationship with the Company that would be required to be disclosed as a related person transaction. During 2009, none of our executive officers served on the board of directors or compensation committee of another entity where one or more of whose executive officers served as a member of our Board or its Compensation and Leadership Development Committee.

Compensation and Leadership Development Committee Procedures

Scope of Authority

The responsibilities of the Compensation and Leadership Development Committee are set forth in its charter and include, among other duties, the responsibility to:

•

review and approve corporate goals and objectives relevant to the compensation of our chief executive officer, to evaluate the performance of our chief executive officer in light of these goals and objectives, and determine and approve the compensation of our chief executive officer based on this evaluation;

•

make recommendations to the Board with respect to incentive compensation plans and equity-based plans, to administer and make awards under such plans and to review the cumulative effect of its actions;

•	review and approve the compensation of all executive officers;

•	monitor compliance by executives with our stock ownership guidelines;

•

review and assist with the development of executive succession plans, to evaluate and make recommendations to the Board regarding potential candidates to become chief executive officer, and to evaluate and approve candidates to fill other senior executive positions;

•

review and discuss with management the Company’s disclosures to be included in the Company’s annual proxy statement and annual report on Form 10-K regarding executive compensation matters, including the Company’s disclosures under “Compensation Discussion and Analysis” (“CD&A”) and narrative descriptions of the Committee’s procedures for determining executive compensation;

•	recommend to the Board whether the Company’s CD&A should be accepted for inclusion in the Company’s annual proxy statement and annual report on Form 10-K;

•	prepare a report of the Compensation and Leadership Development Committee to stockholders to be included in the Company’s annual proxy statement as required by the SEC; and

•	evaluate the Committee’s performance at least annually and report to the Board on such evaluation.

In accordance with its charter, the Compensation and Leadership Development Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate, unless prohibited by law, regulation or New York Stock Exchange listing standards.

Processes and Procedures

The Compensation and Leadership Development Committee’s primary processes and procedures for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis on pages 24 through 36 of this proxy statement. These processes and procedures include:

•

Meetings. The Compensation and Leadership Development Committee meets several times each year, including four times in 2009. The Chair of the Committee, in consultation with the other members, sets meeting agendas. The Compensation and Leadership Development Committee reports its actions and recommendations to the Board.

•

Executive Compensation Consultant. During 2009, the Committee retained Mr. Michael Halloran of Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”) to assist in developing performance measures to be used by the Committee in assessing business performance for 2009 for purposes of determining the size of the annual incentive and equity award pools. The Nominating and Corporate Governance Committee also retained Mr. Halloran during 2009 to benchmark the compensation paid to PMI non-employee directors against the compensation paid to directors in the Compensation Survey Group described on page 25. Mercer was paid $63,195 for Mr. Halloran’s services. Prior to his retention by the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee, Mr. Halloran had never performed any services for PMI or its affiliates and was not recommended to the Committees by management.

PMI and its affiliates have engaged other offices of Mercer to provide services unrelated to executive compensation, primarily benefits consulting and benchmarking of salaries for different position levels around the world. Mercer’s fees for these services totaled $1,087,000 in 2009. Mercer is retained directly by the relevant PMI business function, region or market when Mercer provides these other services, and these services and fees are not subject to the approval of the Compensation and Leadership Development Committee. In addition, MMC and its affiliates other than Mercer provided certain non-compensation related services, primarily insurance brokerage, to PMI and its affiliates in 2009 for fees totaling $2,221,000. Neither these additional services nor the fees are subject to the Committee’s approval.

The Committee has reviewed and considered (1) the services Mr. Halloran performed for the Committee during 2009, (2) the other services performed by Mercer and MMC for PMI and its affiliates in 2009, (3) the relationship between PMI, Mercer and MMC, and (4) the quality and objectivity of the services Mr. Halloran provided to the Committee. The Committee noted that Mr. Halloran does not market or sell to PMI or its affiliates the other services performed by Mercer and MMC, and Mr. Halloran receives no incentive or other compensation based on the fees paid by PMI and its affiliates for these other services. In addition, Mercer’s professional standards prohibit Mr. Halloran from considering any other relationships Mercer or any of its affiliates may have with PMI and its affiliates in rendering his advice and recommendations to the Committee. Based on its review, the Committee has concluded that the advice it receives from Mr. Halloran is objective and not influenced by Mercer’s or MMC’s relationships with PMI or its affiliates.

•

Role of Executive Officers. Each year, our Chief Executive Officer presents to the Compensation and Leadership Development Committee his compensation recommendations for our senior executive officers that report directly to him. The Compensation and Leadership Development Committee reviews and discusses these recommendations with our Chief Executive Officer and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The chief executive officer has no role in setting his own compensation.

Compensation and Leadership Development Committee Report for the Year Ended December 31, 2009

To Our Stockholders:

The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 24 through 36 of this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. During 2009, the members of the Committee were: Stephen M. Wolf (Chair); Harold Brown; J. Dudley Fishburn; Graham Mackay and Sergio Marchionne.

Compensation and Leadership Development Committee:

Stephen M. Wolf, Chair

Harold Brown

J. Dudley Fishburn

Graham Mackay

Sergio Marchionne

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

* * *

Compensation Discussion and Analysis

Overview

This discussion and analysis describes the executive compensation programs of Philip Morris International Inc., or PMI, for 2009 and certain elements of the program for 2010. Our five named executive officers for 2009 are identified in the Summary Compensation Table and other tables that follow this discussion and analysis. Since PMI became a public company on March 28, 2008, following its spin-off from Altria Group, Inc., or Altria, compensation decisions for our named executive officers have been made by the Compensation and Leadership Development Committee of our Board of Directors. The tables that follow this discussion and analysis include compensation earned by our named executive officers prior to March 28, 2008, when PMI was still a subsidiary of Altria, and compensation decisions for our officers were made by the Compensation Committee of the Board of Directors of Altria during that period.

Our compensation programs support PMI’s business and financial objectives. The programs are set and periodically reviewed by the Compensation and Leadership Development Committee of our Board of Directors. The programs are designed to address a number of specific objectives, including:

•	to support the ability to attract, develop and retain world-class leaders;

•	to align the interests of executives and stockholders;

•	to reward performance;

•	to support business growth, superior financial results, societal alignment and integrity of conduct; and

•	to promote internal fairness and a disciplined qualitative and quantitative assessment of performance.

These objectives provide the framework for the various components of compensation and benefits and take into account the specific nature of our business. Each element of compensation is designed to achieve a specific purpose. Together, these elements form an aggregate package that is intended to be appropriately competitive and to provide the necessary flexibility and incentives to achieve PMI’s goals and objectives. The design of the overall package encompasses the following features:

•	a mix of fixed and at-risk compensation: the higher the organizational level of the executive, the lower the fixed component of the overall compensation and benefits package;

•	a mix of annual and long-term compensation and benefits to appropriately reward the achievement of annual goals and objectives and long-term performance aspirations;

•	a mix of cash and equity compensation that seeks to discourage actions that are solely driven by the stock price at any given time to the detriment of PMI’s strategic goals; and

•	an optimal balance of equity compensation to align the interests of executives and stockholders while remaining mindful of the potential dilutive nature of equity compensation on stockholder value.

In determining the precise levels of each element of compensation, as well as the total compensation and benefit package awarded, the Compensation and Leadership Development Committee:

•	exercises its business judgment and discretion in setting the level of compensation within pre-established ranges;

•	reviews actual historical delivery of compensation versus design to ensure that actual compensation is consistent with the intent of the programs; and

•	reviews total compensation design to assure that the various ranges remain appropriately competitive and continue to meet the objectives described above.

Compensation Survey Group

To ensure that PMI’s compensation and benefit programs are properly benchmarked, the Compensation and Leadership Development Committee compares the Company’s compensation and benefit practices and levels of pay to a Compensation Survey Group consisting of companies with global sales that compete with us for talent and:

•	are direct competitors; or

•	have similar market capitalization; or

•	are primarily focused on consumer products (excluding high technology and financial services); and

•	are companies for which comparative executive compensation data is readily available.

Using these characteristics as our guide, the following 17 companies have been selected as our Compensation Survey Group:

Bayer AG, British American Tobacco plc, The Coca-Cola Company, Diageo PLC, GlaxoSmithKline, Heineken NV, Imperial Tobacco Group PLC, Johnson & Johnson, Inc., Kraft Foods Inc., McDonalds Corp., Nestlé S.A., Novartis AG, PepsiCo Inc., Pfizer, Inc., Roche AG, Unilever PLC & NV and Vodafone Group PLC.

This survey group is comprised of companies that have operations both in the U.S. and in several European countries, reflecting the fact that, while we are headquartered in the U.S., the core of our businesses, employees and competitors is global in nature. We believe that the resulting data we use to benchmark our programs appropriately reflects the geographic locations in which we operate.

Mix of Compensation

We have compared the mix of compensation for our named executive officers to the compensation for those executives with similar roles in our Compensation Survey Group using publicly available market surveys that were provided to us by Hewitt Associates.

As shown in the table below for salary bands B through D, our allocation of total compensation between short-term (base salary and annual incentives) and long-term (equity) is consistent with that of our Compensation Survey Group companies and with our objectives of putting a higher portion of total executive compensation at risk.

The Compensation and Leadership Development Committee has not set equity targets for salary band A expressed as a percentage of annual base salary; rather, the Committee set a target award for 2009 of $8,803,000 based on a total compensation positioning using the 75th percentile of our Compensation Survey Group. Award ranges are constructed around this target based on the Company’s equity award program, and the actual award is determined based on business and individual performance.

Design Mix of Compensation at Target versus Our Compensation Survey Group(1)

	Base Salary	Annual Incentive Awards	Equity Awards
Salary Band B
PMI	18%	33%	49%
Compensation Survey Group(2)	21%	21%	58%

Salary Band C
PMI	25%	30%	45%
Compensation Survey Group(2)	26%	25%	49%

Salary Band D
PMI	29%	28%	43%
Compensation Survey Group(2)	30%	23%	47%

(1)	Benefits and perquisites are not included in this analysis as they vary by country.

(2)	75th percentile of our Compensation Survey Group as shown in Hewitt Associates Total Compensation Measurement Study.

Elements of Compensation and Benefits

Our compensation and benefit programs are designed to deliver total compensation upon attainment of targeted goals at levels between the 50th and the 75th percentiles of compensation paid to executives in our Compensation Survey Group, using both the U.S. and Swiss salary structures. Our actual awards can exceed the 75th percentile when business and individual performance exceed targeted goals, and conversely can be significantly lower in the event our goals are not met.

Compensation outside of the U.S. is largely driven by local practices, including tax and social benefit legislation, and is influenced by cultural and economic factors. In addition to our Compensation Survey Group, we use locally available market surveys in each country to supplement our assessment of compensation levels for executives in that country.

The basic components of compensation and benefits to be provided to our named executive officers consist of base salary, annual incentive awards, equity awards, retirement benefits and limited perquisites. A description of each of these components for 2009 follows.

Base Salary

When setting base salaries, we consider several factors including each executive’s individual performance rating, level of responsibility, prior experience, and local market competitive practices. In addition, as appropriate, our Compensation and Leadership Development Committee compares the base salaries of our executive officers to the base salaries paid to executive officers holding comparable positions at other companies in our Compensation Survey Group. Numerical weights are not assigned to any factor.

For 2009, PMI’s base salary ranges for salary band A through salary band D executives who are based in the U.S. for purposes of pay were as follows:

	2009 U.S. Payroll-Based Annual Base Salary Ranges
Salary Band	Minimum	Midpoint	Maximum
A	$1,030,000	$1,700,000	$2,370,000
B	$514,700	$875,000	$1,235,300
C	$339,300	$565,000	$790,700
D	$283,300	$425,000	$566,700

PMI’s base salary ranges for salary band B through salary band D executives who are based outside of the U.S. for purposes of pay are determined based on local market competitive practices. All of our named executive officers who are based outside of the U.S. for purposes of pay are located in Switzerland. The 2009 salary bands and ranges for Switzerland (stated in Swiss francs) were as follows:

2009 Swiss Payroll-Based Annual Base Salary Ranges
Salary Band	Minimum	Midpoint(1)	Maximum
B	CHF 847,800	CHF 1,441,200	CHF 2,034,600
C	CHF 728,500	CHF 1,213,000	CHF 1,697,500
D	CHF 543,000	CHF 814,500	CHF 1,086,000

(1)	The midpoints of salary bands B, C, and D are equivalent to $1,327,683, $1,117,457 and $750,345, respectively, based on the average conversion rate of Swiss francs to U.S. dollars for 2009 of $1.00 = 1.0855 CHF. However, as noted above, these salary ranges are based on local market competitive practices and are not directly comparable to the U.S. dollar salary ranges used for those executives based in the U.S. for purposes of pay.

Annual Incentive Awards

Our Annual Incentive Award program is a cash-based, pay-for-performance program for management employees worldwide, including our named executive officers. PMI believes that the use of cash (as opposed to equity) for annual incentives is consistent with competitive practice among companies within our Compensation Survey Group. For each year, each participant has an award target that is established early in the year, based on salary band and expressed as a percentage of base salary. The target award is paid when both the business and individual results are achieved at planned levels of performance. The actual awards paid vary based on an assessment of actual business and individual performance.

In December of each year, our Compensation and Leadership Development Committee assesses our performance and establishes a PMI performance rating that is used to determine the size of the annual incentive award pool. The PMI performance rating can range from 0 to 150. Performance at planned levels results in a rating of 100. The business performance rating for 2009 is discussed below under “2009 Performance and Executive Compensation Decisions.”

Individuals are rated on a three-point scale (Improvable, Optimal and Exceptional). To assure a disciplined, fair and equitable assessment of individual performance, general guidelines have been set by our Compensation and Leadership Development Committee, under which approximately 15% of the eligible population receives a rating of “Improvable,” 65% receives a rating of “Optimal,” and 20% receives a rating of “Exceptional.”

Annual individual incentive ranges for salary bands A through D are stated as a percentage of annual base salary, and are as follows assuming a PMI performance rating of 100:

2009 Annual Incentive Award Ranges (1)

Award Ranges Associated with Individual Ratings
Salary Band	Improvable	Optimal	Exceptional
A	0% – 210%	211% – 360%	361% – 450%
B	0% – 126%	127% – 216%	217% – 270%
C	0% – 84%	85% – 144%	145% – 180%
D	0% – 66%	67% – 114%	115% – 142%

(1)	As the payment of individual awards is within the discretion of our Compensation and Leadership Development Committee, there is no guarantee that any amount will be paid.

Equity Awards

Equity awards are granted to management employees under the Philip Morris International Inc. 2008 Performance Incentive Plan, as amended and restated, and are intended to build stock ownership and enhance the retention and commitment of participants to increasing long-term stockholder value. Equity awards are made in shares of restricted or deferred stock, rather than stock options, because those forms of equity:

•	establish a relationship between PMI’s cost and the value ultimately delivered to PMI’s executives that is more direct and more visible than is the case with stock options; and

•

require the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual Company run rate (number of stock options, restricted and deferred shares granted in the calendar year as a percentage of all shares outstanding) in 2009 of 0.2% and a total 2009 year-end overhang (number of unexercised stock options and unvested restricted and deferred stock as a percentage of all shares outstanding) of 1.08%.

Equity award recommendations are approved annually at the Compensation and Leadership Development Committee’s February meeting, and are granted on the date of approval. The number of shares awarded is based on the fair market value of PMI stock on the date of grant. The value of shares awarded is based on the relative performance of PMI’s three-year moving total stockholder return and an evaluation of each participant’s performance.

Equity awards generally vest three or more years after the date of the award, subject to earlier vesting on death, disability or normal retirement. The three-year vesting period provides PMI with a means of both retaining and motivating executives. Recipients receive cash dividends or dividend equivalents on unvested shares of restricted or deferred stock in order to more fully align the interests of participants with stockholders.

To further align employees’ interests with those of stockholders and tie equity grants to business performance, our Compensation and Leadership Development Committee assigns a PMI performance rating to the equity award pool. The performance rating can result in an increase or decrease in the size of the award pool, and consequently the size of equity awards depends on actual results. The PMI performance rating for equity awards is driven by three-year moving total stockholder return relative to our Compensation Survey Group, our direct competitors and the S&P 500. Numerical weights are not assigned to any factor. The PMI performance rating can range between 0 and 150.

Annual individual equity award ranges for salary bands B through D, stated as a percentage of annual base salary and assuming a PMI performance rating of 100, as in effect for 2009 are as follows:

2009 Annual Equity Award Ranges (1)

Award Ranges Associated with Individual Ratings
Salary Band	Improvable	Optimal	Exceptional
B	0% – 202%	203% – 297%	298% – 351%
C	0% – 135%	136% – 198%	199% – 234%
D	0% – 108%	109% – 159%	160% – 188%

(1)	Individual awards are within the discretion of our Compensation and Leadership Development Committee and there is no guarantee that any amount will be granted.

As discussed above, the Compensation and Leadership Development Committee has not set equity targets for salary band A expressed as a percentage of annual base salary; rather, the Committee has set a target award for 2009 of $8,803,000 based on a total compensation positioning using the 75 th percentile of our Compensation Survey Group. Award ranges are constructed around this target based on the Company’s equity award program, as indicated in the table below. The actual award is determined based on business and individual performance.

Salary Band A:

Improvable			Optimal			Exceptional
Min	Target	Max	Min	Target	Max	Min	Target	Max
$0	$6,162,100	$6,602,250	$6,602,250	$8,803,000	$9,683,300	$9,683,300	$10,563,600	$11,443,900

Our equity awards help our executives satisfy our Stock Ownership Guidelines, which are discussed on page 31 below.

Retirement Benefits

Almost all of our U.S.-based employees, including Mr. Camilleri and Mr. Wall, are covered by funded tax-qualified pension and profit-sharing plans. In connection with the spin-off of PMI from Altria, the assets of Altria’s tax-qualified pension and profit-sharing plans that relate to our employees were transferred to new plans that we established. We also maintain supplemental retirement plans and arrangements which compensate employees for the difference between the full pensions or full profit-sharing contributions they would receive under our tax-qualified plans, if those plans were not subject to tax law limitations, and the benefits that in fact can be provided after taking those limits into account. In limited instances, the supplemental plans provide additional benefits. Both the tax-qualified and the supplemental plans are substantially similar to the Altria plans previously covering our U.S. payroll-based employees. Subject to the adjustments and limitations discussed under “Pension Plans Maintained by PMI” following the Pension Benefits table below, our pension arrangements are generally intended to provide our U.S. payroll-based salaried employees with annual retirement pensions, or their equivalent, in an amount equal to approximately 1.75% of the employee’s five-year average compensation (the sum of annual salary and annual incentive in the 60 consecutive months during the employee’s last 120 months of service that, when divided by five, produces the highest average) times years of credited service (up to a maximum of 35). For an employee who completes 30 years of service, this generally translates into providing payments equivalent to a pension of approximately 52.5% of this five-year average compensation. For an employee with the maximum credited service of 35 years, this “replacement ratio” is approximately 61.25%.

Generally, a U.S. payroll-based employee who terminates employment before age 55 can commence receiving his or her vested pension benefits as early as shortly after attaining age 55. For such an employee, the monthly pension benefits are reduced by factors designed to keep such benefits actuarially equivalent in value to those that the employee could have received by waiting until the normal retirement age of 65 to commence receiving benefits. However, for employees who continue to work until age 55, the annual reduction factors for early commencement improve significantly – for example, typically going from a pension (commencing at age 55) of 40% of the age 65 normal retirement pension for an employee who terminates employment just before age 55 to 70% of the normal retirement pension if the employee instead works until age 55 and then retires immediately. For employees who retire at or above age 55 with 30 years of service or at or above age 60 with five years of service, there is no reduction for early commencement.

Employees based outside of the U.S., including Mr. Calantzopoulos, Mr. Kunz and Mr. Waldemer, participate in various retirement plans that are substantially similar to the ones described above. Employees located in Switzerland, for example, are generally covered by the Pension Fund of Philip Morris in Switzerland, or the Swiss Pension Fund, a broad-based, contributory, funded pension plan established in accordance with the Swiss Federal Law on Occupational Retirement, Survivors’ and Disability Pension Plans that provides retirement, death and disability benefits for employees and their beneficiaries. Retirement benefits under this plan are determined under a formula similar to the formula in our tax-qualified U.S. pension plan. As is the case under our tax-qualified U.S. plans, benefits under the Swiss Pension Fund are subject to tax regulatory limits on the amount of compensation that can be taken into account in determining benefits. Our employees covered by the Swiss Pension Fund whose benefits are affected by these limits are also covered by a supplemental Swiss plan designed to provide benefits equivalent to the incremental benefits that would be provided if the Swiss Pension Fund were not subject to these limits. If an employee is also entitled to benefits under a pension plan maintained by PMI or one of its affiliates in another country, the employee’s pension benefits may be coordinated through offsets in order to assure that the employee receives full career benefits while avoiding duplication of benefits.

Perquisites

Any perquisites provided may vary based on local custom and the jurisdiction in which the employee is located. Perquisites received by our named executive officers while employed by PMI are described in footnotes to the “All Other Compensation” heading of the Summary Compensation Table. In addition to these perquisites, our named executive officers received the same benefits that were provided to PMI employees generally. For reasons of security and personal safety, PMI requires Mr. Camilleri to use company aircraft for all travel and provides him with the service of a driver.

Role of PMI’s Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation and Leadership Development Committee with respect to the compensation of other senior executive officers. Our Compensation and Leadership Development Committee reviews and discusses the compensation of these officers with the Chief Executive Officer, and the Committee makes the final compensation decisions with respect to these senior executive officers. Our Chief Executive Officer does not make recommendations or otherwise have any role in the setting of his own compensation and does not attend any Committee meetings when any element of his compensation is discussed.

Factors Mitigating Against Possible Adverse Consequences of our Compensation Programs

Several elements of our compensation programs protect against the possibility that compensation incentives might cause employees to take risks that could materially adversely affect the Company. First, we do not have different incentive award programs for particular business units or functions. Our annual incentive and equity award programs apply to management employees worldwide, and the award pools for each of those programs are based on company-wide performance measures that cannot be unduly influenced by a particular business unit or group. See “2009 Performance and

Executive Compensation Decisions” below for a discussion of the key performance measures that were used by the Compensation and Leadership Development Committee in determining the size of the annual incentive and equity award pools for 2009. Second, all employees are rated on the same three-point scale within general guidelines set by the Committee whereby approximately 15% of the eligible population receives a rating of “Improvable,” 65% receives a rating of “Optimal” and 20% receives a rating of “Exceptional.” These ratings are spread throughout the organization so that no particular group of employees will all receive the same rating. Third, both the company-wide and the individual performance measures are subject to maximums that limit the amount of awards. See “Annual Incentive Awards” and “Equity Awards” above for the ranges of possible awards.

Furthermore, the long-term component of our compensation programs consists of equity awards that are effectively measured or at risk over a six-year period. At the time of grant, the awards are based on a three-year rolling average of total stockholder return compared to our Compensation Survey Group, our direct competitors and the S&P 500, and the awards generally vest only after an additional three years from the date of grant. In addition, as described below under “Stock Ownership Guidelines and Hedging,” our executives are subject to stock ownership guidelines during their employment that require that they hold a substantial multiple of their base salary in Company stock, ranging from 15 times base salary for the Chief Executive Officer to 5 times base salary for salary band D executives. Executives also are not permitted to engage in hedging activities with respect to PMI stock.

Finally, the Board of Directors has adopted a comprehensive “clawback” or compensation reimbursement policy that permits the Compensation and Leadership Development Committee or the Board to recoup compensation from executives that is paid as a result of fraud, misconduct, a restatement of our financial statements or a significant write-off not in the ordinary course affecting the financial statements. See “Policy Regarding the Adjustment or Recovery of Compensation” below.

Stock Ownership Guidelines and Hedging

The Compensation and Leadership Development Committee has adopted guidelines requiring certain levels of PMI stock ownership for our executives, including our named executive officers. These guidelines range from 15 times base salary for the Chief Executive Officer to 9 times base salary for salary band B executives, 6 times base salary for salary band C executives and 5 times base salary for salary band D executives. These guidelines are expressed as a number of shares and a U.S. dollar value. Executives’ multiples can be satisfied by meeting the lesser of the required number of shares or U.S. dollar value. The guidelines are based on the applicable multiple of the salary in effect as of the beginning of the year in which the executive becomes subject to the guidelines or is subsequently promoted to a higher salary band. The required number of shares is based on the multiple times base salary divided by the value of shares as of that date, and satisfying the required U.S. dollar amount is based on the current value of stock owned. For the purpose of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted and deferred stock, but does not include unexercised stock options. Executives are expected to meet their ownership guidelines within three years of becoming subject to the guidelines. Our Compensation and Leadership Development Committee reviews each executive officer’s compliance with the guidelines on an annual basis. As of December 31, 2009, all of our named executive officers meet or exceed the applicable guidelines. Our executive officers are not permitted to engage in hedging activities with respect to PMI stock.

Policy Regarding the Adjustment or Recovery of Compensation

Our Board of Directors has adopted the following policy regarding the adjustment and recovery of compensation:

If the Board or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of our financial statements, or a significant write-off not in the ordinary course affecting our financial statements, an executive has received more compensation than would have been paid absent the fraud, misconduct, write-off or incorrect financial statement, the Board or Committee, in its discretion, shall take such action as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options, adjusting the future compensation of such executive, and dismissing, or taking legal action against, the executive, in each case as the Board or Committee determines to be in the best interests of the Company. The Board has given the Compensation and Leadership Development Committee the authority to make determinations under this policy.

Policy with Respect to Qualifying Compensation for Deductibility

Our ability to deduct compensation paid to individual officers who are covered by Section 162(m) of the U.S. Internal Revenue Code is generally limited to $1.0 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual incentive awards for 2009 and the deferred or restricted stock that was awarded for 2009 to our covered named executive officers in February 2010 was subject to, and made in accordance with, performance-based compensation arrangements.

Annual Incentive Awards: For those executives whose compensation is subject to the deductibility limitations of Section 162(m), annual incentive awards for 2009 were contingent on a compensation formula based on adjusted net earnings that was established by the PMI Compensation and Leadership Development Committee at the beginning of the year. Under the formula used to establish the award pool, the maximum amount that could be paid to officers covered by the compensation formula as a group was 0.6% of adjusted net earnings.(1) The maximum award for Mr. Camilleri was one-third of this pool, and the maximum amount that could be paid for each of the remaining officers covered by the compensation formula was equal to one-sixth of the pool. In addition, individual award amounts are limited to the maximum of $12 million as provided in the Philip Morris International Inc. 2008 Performance Incentive Plan, as amended and restated.

Equity Awards: Coincident with the adoption of Financial Accounting Standards No. 123(R) “Share-Based Payments,” or FAS 123R (currently, FASB ASC Topic 718), and prior to our spin-off from Altria, Altria’s Compensation Committee approved the use of a performance pool from which restricted or deferred stock awards could be granted, in amounts up to individually specified proportions of the pool, to those executives whose compensation is subject to the deductibility limitations of Section 162(m). Pursuant to this approval, equity award grants made in early 2007, 2008 and 2009 were contingent on formulas based on adjusted net earnings that were established by the Altria Compensation Committee at the beginning of 2006, 2007 and 2008. Similarly, the equity award grants made in early 2010 for 2009 were subject to a formula established in early 2009 by the PMI Compensation and Leadership Development Committee. For 2009, the maximum grant value was based on a performance pool equal to 0.75% of adjusted net earnings. At the conclusion of each performance year, the performance pool is calculated and divided among the officers covered by the Section 162(m) formula for that year. The maximum award for Mr. Camilleri was one-third of this pool, and the maximum amount that could be paid for each of the remaining officers covered by the compensation formula was equal to one-sixth of the pool. Each award is subject to the lesser of the results of this calculation or the maximum share

(1)	Adjusted net earnings is defined as net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Committee.

award (1.0 million shares) as provided under the 2008 Performance Incentive Plan, as amended and restated. Equity awards have been granted out of the share pool and accounted for as fixed awards over the restriction period.

In the case of both annual incentives and equity awards, the limits described above establish the maximum awards that could be granted; the Compensation and Leadership Development Committee retains complete discretion to determine to pay any lesser amounts. Actual awards to the officers covered by the compensation formula are based on the Committee’s assessment of individual and overall corporate performance, utilizing the negative discretion permitted by Section 162(m). The annual incentive and equity awards made by Altria and by us for the periods covered in the Summary Compensation Table and related tables were well within these limits and the limits applicable to prior years.

The tax deductibility of the compensation of our executive officers who are subject to local laws and regulations outside the U.S. is determined in accordance with such laws and regulations.

We have taken appropriate actions, to the extent it is believed feasible, to preserve the deductibility of annual incentives and equity awards. However, notwithstanding this general policy, the Compensation and Leadership Development Committee has authorized, and continues to retain the discretion to authorize, other payments that may not be deductible, if it believes that they are in the best interests of both the Company and its stockholders. Such determinations include, for example, payment of base salaries to some officers that exceed $1.0 million, with the result that a portion of such officers’ base salaries exceed the deductibility limit. In addition, covered officers’ compensation may exceed the $1.0 million deductibility limit because of other elements of their annual compensation, such as vesting of restricted stock granted before 2007, dividends or dividend equivalents paid on certain restricted or deferred stock, tax reimbursements and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, and perquisites.

2009 Performance and Executive Compensation Decisions

The assessment of our business and equity performance for 2009 and the performance of our named executive officers is discussed below. The compensation paid or awarded to our named executive officers under PMI’s compensation programs is included in the compensation tables and, in the case of each executive, was within the ranges specified for each element of compensation discussed above.

Annual Incentive and Equity Award Ratings

The Compensation and Leadership Development Committee considered six key performance measures in assessing business performance for 2009: volume, market share in our top 30 markets, net revenues, operating companies income (OCI), discretionary cash flow, and adjusted diluted earnings per share (EPS). The reconciliations of the non-GAAP measures presented below are set forth on our Web site at www.pmi.com/investors.

Although our relative organic cigarette volume (excluding acquisitions) compared favorably to our industry peers and the broader consumer packaged goods sector, we fell short of our target of 1% organic growth. This volume shortfall was principally attributable to total market contractions driven by the economic downturn.

We achieved our market share target in our top 30 OCI markets, with more than two thirds registering a stable or growing trend. Notably, we achieved solid share growth and momentum in OECD as well as in non-OECD markets, reflecting to a great degree the impact of our new product launches.

Net revenues, excluding excise taxes, of $25.0 billion were up a solid 5.3%, excluding currency and acquisitions, somewhat shy of our 2009 target, reflecting the global economic downturn, but firmly in the middle of our mid to long-term constant currency annual growth target of between 4% and 6%.

For the second year in a row, we exceeded our mid to long-term, constant currency OCI annual growth target, excluding acquisitions, of between 6% and 8%. Reported OCI of $10.3 billion was 9.3% ahead of 2008, excluding currency and acquisitions, and marginally ahead of our 2009 target.

Discretionary cash flow (operating cash flow less capital expenditures) of $7.1 billion in 2009 (29% of our net revenues, excluding excise taxes), strongly exceeded our targeted range of $6.0 to $6.4 billion, and was a top-of-class performance compared to our industry peers.

Adjusted diluted EPS (excluding currency) was up 15.4% versus 2008, well above our annual growth target of between 10% and 12%.

In addition to these six performance measures, the Committee also evaluated our performance on a number of key initiatives, including innovation, business development, response to the regulatory and fiscal environment, and organizational development. Performance on our innovation initiatives was exemplified by the roll-out of the new Marlboro brand architecture and progress behind L&M, Parliament, Virginia Slims, Chesterfield, Lark and numerous other regional or domestic brands. On the business development front, a number of actions were taken that should bear fruit in the years to come. They include our smokeless international joint venture with Swedish Match, other tobacco products acquisitions in Norway and South Africa, a fully operational joint venture in India, and an agreement to acquire Protobaco in Colombia, which is currently awaiting Competition Authority clearance. The integration of Rothman’s Benson & Hedges Inc., Canada, acquired in 2008, also proceeded smoothly and ahead of plan. With respect to the regulatory and fiscal environment, we continued our long-term strategy of pursuing comprehensive, evidence-based regulation governing the manufacture, marketing, sale, use and taxation of tobacco products. And we continued to make progress in nurturing and developing our talent pool and future leadership, including the appointment of several new members of senior management.

After considering all of these factors, the Committee assigned PMI an annual incentive award rating of 120 for 2009. This rating was used to determine the size of the incentive compensation pool for 2009.

For purposes of determining the company performance rating for equity awards, the Committee considered total stockholder return (TSR) relative to our Compensation Survey Group, our direct competitors and the S&P 500.

During 2009 we continued to deploy our free cash flow to reward stockholders, underscoring our commitment to enhance long-term stockholder value. Through dividends and share repurchases, we returned close to $10 billion to stockholders in 2009, a level that exceeded 10% of our market capitalization at year-end 2009. Since PMI became a public company on March 28, 2008, TSR has been 2.5%, outperforming our Compensation Survey Group (-0.7%), the tobacco sector (-10.4%) and the S&P 500 (-11.5%). For the full year 2009, our TSR of 16.5% trailed our Compensation Survey Group (20.7%), the S&P 500 (26.5%) and the tobacco sector (29.4%).

After considering these factors, the Committee assigned PMI an equity award rating of 105 for 2009. This rating was used to determine the size of the equity award pool for 2009.

Compensation of the Chairman and Chief Executive Officer

Louis C. Camilleri: Mr. Camilleri’s annual incentive compensation and equity awards for 2009 reflect his continued exceptional performance and exemplary leadership as Chairman and Chief Executive Officer. His detailed knowledge of the business and enormous strategic insight allowed him to achieve strong annual financial performance while remaining focused on the key objectives that build stockholder value over the long term. As described under Annual Incentive and Equity Award Ratings on pages 33 to 34, PMI turned in a strong performance for 2009, despite the global economic downturn. Net revenues, excluding excise taxes, were up 5.3% over 2008 (excluding currency and acquisitions), operating companies income was 9.3% ahead of 2008 on a constant currency basis and excluding acquisitions, discretionary cash flow of $7.1 billion equaled 29% of net revenues, excluding excise taxes, and adjusted diluted EPS (excluding currency) was up 15.4% compared to the prior year. Under Mr. Camilleri’s leadership, PMI also made progress on a number of key initiatives that should benefit the Company, and thus, stockholder value, in years to come, including product innovation, business development activities and organizational development.

Compensation of Other Named Executive Officers

André Calantzopoulos: Mr. Calantzopoulos serves as our Chief Operating Officer. His 2009 awards, which were all within pre-established ranges, reflect his exceptional performance and significant contributions to our strong annual operating results and to our key strategic and business development initiatives in 2009. They recognize, in particular, his personal role in securing widespread market share gains in both OECD and non-OECD markets, his emphasis on the disciplined, timely and effective deployment of our in-market best practices, our product and consumer engagement initiatives and our pricing actions. They also reflect the significant progress against our longer term targets to enhance our cost competitiveness, lead innovation within the tobacco industry and strengthen our organizational capabilities through the development of our future leadership talent.

Jean-Claude Kunz: Mr. Kunz serves as President of the Eastern Europe, Middle East and Africa (EEMA) Region and PMI Duty Free. Mr. Kunz’s awards, which were all within pre-established ranges, reflect his personal contributions to the operating results of the EEMA Region that were achieved despite the economic downturn that disproportionately affected some of the Region’s key markets. Of particular note are the widespread market share gains achieved and a constant currency operating companies income growth of 14% driven by judicious pricing initiatives. They also reflect his personal role in advancing the acquisition and integration of a leading snuff and pipe tobacco business in South Africa.

Hermann G. Waldemer: Mr. Waldemer serves as our Chief Financial Officer. All his 2009 awards were within prescribed limits. His awards reflect his significant contributions to our financial results, the disciplined management of our balance sheet and our exceptional cash flow performance. They also recognize his instrumental role in assuring the timely, accurate and informative reporting of our results and strategic initiatives to the investment community. They also include the key role he has played in assuring a disciplined approach to cost containment, effective internal control and risk management, as well as the quality of the analytical support behind the numerous strategic decisions that were taken throughout the year.

Charles R. Wall: Mr. Wall serves as our Vice Chairman and General Counsel. His 2009 awards were all within pre-established limits and reflect his significant personal contributions to our progress on the litigation and regulatory front, the further enhancement of our compliance and integrity programs and initiatives, and our efforts to solidify the protection of our significant global intellectual property. They also recognize his instrumental role in identifying and recruiting a world-class successor to his post as General Counsel and to the Corporate Secretary position.

On January 18, 2010, PMI announced that Mr. Wall will step down as General Counsel on March 1, 2010, and he will retire as Vice Chairman on June 30, 2010, his scheduled retirement date. On January 26, 2010, PMI announced that Mr. Kunz will retire on June 30, 2010.

Base Salary Increases for 2010

The Compensation and Leadership Development Committee increased Mr. Camilleri’s base salary from $1,500,000 to $1,750,000 with effect from March 1, 2010.

The Compensation and Leadership Development Committee also approved the following base salary increases for the following named executive officers with effect from April 1, 2010:

•	Mr. Calantzopoulos: CHF 1,384,682 to CHF 1,433,146 (or $1,344,070)(1)

•	Mr. Waldemer: CHF 1,073,800 to CHF 1,116,752 (or $1,047,340)(1)

The increases were part of a merit increase program that applies to all employees.

(1)	Base salaries earned in Swiss francs are converted to U.S. dollars using the average conversion rate on February 11, 2010, the date of the Compensation and Leadership Development’s meeting, of $1.00 = 1.0663 CHF.

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation awarded by PMI to our named executive officers: the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers. These amounts are based on the compensation earned by these officers while employed by PMI, Altria or other Altria entities (including PMI) for each year.

Non-Equity Incentive Plans
Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Annual Incentive	Long Term Incentive (3)	Change in Pension Value (4)	All Other Compen- sation (5)	Total Compen- sation
		$	$	$	$	$	$	$	$
Louis C. Camilleri, Chairman and Chief Executive Officer PMI; Chairman and CEO of Altria (2007)	2009 2008 2007	1,500,000 1,562,500 1,750,000	14,950,000 25,352,293 10,000,099	0 0 0	7,560,000 9,450,000 4,750,000	0 0 5,031,250	4,910,984 6,373,998 1,818,775	443,387 485,988 469,165	29,364,371 43,224,779 23,819,289

André Calantzopoulos, Chief Operating Officer; President & CEO PMI (2007)	2009 2008 2007	1,264,582 1,207,377 1,035,867	4,654,657 2,100,154 2,100,134	0 0 0	3,770,130 4,304,295 1,354,810	0 0 2,554,150	2,020,784 1,396,918 0	35,401 31,796 29,168	11,745,554 9,040,540 7,074,129

Jean-Claude Kunz, President EEMA Region & PMI Duty Free	2009 2008 2007	965,602 925,665 779,230	1,804,031 650,157 670,051	0 0 0	1,614,776 2,182,278 627,832	0 0 772,003	1,719,747 1,295,093 0	25,826 27,570 26,615	6,129,982 5,080,763 2,875,731

Hermann G. Waldemer, Chief Financial Officer; Executive VP & CFO PMI (2007)	2009 2008 2007	983,168 930,249 753,146	2,507,916 1,099,971 1,100,736	0 0 211,823	2,755,095 2,807,149 782,947	0 0 1,160,339	1,370,851 1,315,238 0	27,760 18,837 23,054	7,644,790 6,171,444 4,032,045

Charles R. Wall, Vice Chairman & General Counsel; Senior Vice President & General Counsel of Altria (2007)	2009 2008 2007	1,116,500 1,095,000 1,060,750	3,267,197 2,100,154 2,200,598	0 0 0	2,700,000 3,100,000 2,100,000	0 0 2,484,000	2,607,081 2,314,935 1,332,895	315,254 359,595 263,260	10,006,032 8,969,684 9,441,503

(1)	Base salaries earned in Swiss francs for Messrs. Calantzopoulos, Kunz, and Waldemer are converted to U.S. dollars using the average conversion rate for 2009 of $1.00 = 1.0855 CHF. Annual incentive awards are converted to U.S. dollars using the exchange rate on December 31, 2009 of $1.00 = 1.0345 CHF. Year-to-year variations in the salaries and other amounts reported for our Swiss payroll-based officers (Mr. Calantzopoulos, Mr. Kunz, and Mr. Waldemer) result in part from year-to-year variations in exchange rates. Included in the salary reported for all three Swiss payroll-based executives above is an annual, service-based payment (maximum CHF 3,000). These service-based payments are pursuant to PMI policies that apply to all our Swiss payroll-based salaried employees. They are not included in the compensation taken into account for pension purposes.

(2)	The amounts shown in these columns represent the aggregate grant date fair value of stock or option awards computed in accordance with FASB ASC Topic 718. The number of shares awarded in 2009, together with the grant date values of each award, is disclosed in the Grants of Plan-Based Awards During 2009 Table on page 41.

(3)	For 2007, the amounts in this column reflect amounts that were paid on December 31, 2007, upon termination of the 2007-2009 performance cycle of the Altria Long Term Incentive Program, or LTIP, in connection with Altria’s spin-off of PMI. Beginning with 2008, PMI eliminated the LTIP program and reallocated its award targets to the annual incentive and equity award programs in proportions of 40% and 60%, respectively.

(4)	For 2008 and 2009, the amounts shown reflect the change in the present value of benefits under the pension plans listed in the Pension Benefits table. The amounts shown for 2008 for U.S. payroll-based employees include an adjustment that was made to report amounts on a consistent basis from year-to-year taking into account changes made to the supplemental pension plans and related arrangements for those employees in 2008. As is explained in more detail below the Pension Benefits table, for the period 2005 – 2007, certain U.S. payroll-based employees, including Messrs. Camilleri and Wall, were not entitled to accrue additional benefits under supplemental plans, instead they received current cash payments (referred to as Target Payments). In 2008, the Target Payment program was discontinued and a new supplemental plan, the Supplemental Equalization Plan, or SEP, was established for the employees who had received Target Payments. The 2008 changes in pension values for these employees were measured by the difference in present values (determined using Financial Accounting Standards No. 158 pension accounting rules similar to the manner described in footnote 2 of the Pension Benefits tables) at the end of year 2007 and 2008 pension measurement dates assuming that the plans in place at the 2008 measurement date, including the SEP, had also been in place on the 2007 measurement date. Neither the Target Payments nor the establishment of the SEP was designed or intended to increase the total value of amounts available to U.S. payroll-based employees for retirement. Absent applying consistent accounting methods in determining the 2008 increases in pension values, differences in the calculation of the 2007 and 2008 values would have overstated the extent of the actual 2008 increase in the value of benefits provided. The annual year-to-year Target Payments were accounted for as an annual compensation expense, while the SEP is accounted for under a pension accounting method that requires anticipating the effects of future events. For Mr. Camilleri, the increment resulting from the change in the applicable accounting methods (including application of the SEC rules requiring the calculation of the present values of pension plan benefits based on the earliest unreduced retirement age for each executive) was $28,808,208, and for Mr. Wall the increment was $3,063,145. For 2007, the amounts in this column for the U.S. payroll-based employees reflect the changes in the present value of benefits under the pension plans reported in the Pension Benefits tables plus the Target Payments for that year made in lieu of accruals under the non-qualified supplemental pension plans for service during the applicable year.

For 2008 and 2009, the discount rates applied to calculate the changes in pension values for all of our named executive officers were decreased, and a portion of any increases in the present values indicated in the table are attributable to this change in the discount rate. For 2007, as a result of increases in the discount rates used to value Swiss retirement benefits, those increases which appear as $0 in the table above are, in fact, decreases. The decreases in the present value of pensions are as follows: $387,292 for Mr. Calantzopoulos; $76,476 for Mr. Kunz and $142,250 for Mr. Waldemer.

(5)	Details of All Other Compensation for each of the named executives appear on the following page.

All Other Compensation

	Year	Camilleri	Calantzopoulos	Kunz	Waldemer	Wall
Target Payments in Lieu of Defined Contribution Plan Participation (a)	2009	$0	—	—	—	$0
	2008	$0	—	—	—	$0
	2007	$228,206	—	—	—	$133,938

Allocation to Defined Contribution Plans (b)	2009	$233,654	—	—	—	$173,859
	2008	$235,096	—	—	—	$164,181
	2007	$29,500	—	—	—	$29,500

Reimbursement for Taxes on Assets Held for Retirement and International Assignments (c)	2009	$0	—	—	—	$0
	2008	$98,972	—	—	—	$135,745
	2007	$64,374	—	—	—	$81,385

International Assignments (d)	2009	—	—	—	—	$118,074
	2008	—	—	—	—	$39,277
	2007	—	—	—	—	$0

Personal Use of Company Aircraft (e)	2009	$181,568	—	—	—	—
	2008	$121,283	—	—	—	—
	2007	$94,339	—	—	—	—

Car Expenses (f)	2009	$21,371	$27,901	$21,514	$24,729	$23,321
	2008	$23,989	$24,296	$20,413	$16,630	$16,579
	2007	$22,825	$22,929	$18,968	$21,257	$10,757

Financial Counseling Services (g)	2009	$0	$7,500	$4,312	$3,031	$0
	2008	$0	$7,500	$7,157	$2,207	$3,813
	2007	$0	$6,239	$7,647	$1,797	$7,680

Security (h)	2009	$6,794	—	—	—	—
	2008	$6,648	—	—	—	—
	2007	$29,921	—	—	—	—

TOTALS	2009	$443,387	$35,401	$25,826	$27,760	$315,254
	2008	$485,988	$31,796	$27,570	$18,837	$359,595
	2007	$469,165	$29,168	$26,615	$23,054	$263,260

(a)	The amounts shown are Target Payment amounts paid in early 2008 in lieu of continued participation during 2007 in Altria’s supplemental defined contribution plans. Target payments were discontinued for service after December 31, 2007.

(b)	The amounts shown for all years include contributions to tax-qualified defined contribution plans and, for 2008 and 2009, also include contribution credits to the defined contribution component of the unfunded non-qualified plan, the Supplemental Equalization Plan, or SEP, that replaced the discontinued Target Payments.

(c)	The amounts shown are reimbursements during the year for taxes on a portion of prior year earnings on assets held in trusts of individual officers. These assets and payments offset amounts otherwise payable by Altria or Altria operating subsidiaries for vested pre-2005 benefits under supplemental retirement plans (which have been assumed by us) and are not intended to increase total promised benefits. These reimbursements were discontinued in 2008 at the time of PMI’s spin-off. For Mr. Wall, the amount for 2008 also includes a tax equalization payment to satisfy tax obligations in connection with his international assignment. This tax equalization payment was discontinued in 2009.

(d)	PMI reimburses executives for housing and related costs in connection with international assignments. The amounts shown for Mr. Wall consist of a housing allowance and related costs for his Swiss residence and relocation expenses for 2008.

(e)	For reasons of security and personal safety, PMI requires Mr. Camilleri to use company aircraft for all travel. The amounts shown are the incremental cost of personal use of company aircraft to PMI and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g. aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. Mr. Camilleri is responsible for his own taxes on the imputed taxable income resulting from personal use of company aircraft.

(f)	Amounts shown for Mr. Camilleri include the incremental cost of personal use of driver services that PMI provided for reasons of security and personal safety. With respect to Mr. Calantzopoulos, Mr. Kunz, Mr. Waldemer and Mr. Wall, amounts include the cost, amortized over a 5-year period, of a vehicle, including insurance, maintenance, repairs and taxes. Executives are responsible for their own taxes on the imputed taxable income resulting from car expenses.

(g)	Reimbursements for financial counseling services were discontinued after December 31, 2009.

(h)	These amounts include the costs associated with company-provided home security systems.

Grants of Plan-Based Awards During 2009

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Annual Incentive Plan (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Louis C. Camilleri,	2009	0	4,500,000	12,000,000
Chairman and Chief Executive
Officer PMI	2/4/2009				404,820	14,950,000

André Calantzopoulos,	2009	0	2,409,430	12,000,000
Chief Operating Officer	2/4/2009				126,040	4,654,657

Jean-Claude Kunz,	2009	0	1,223,332	12,000,000
President EEMA Region
& PMI Duty Free	2/4/2009				48,850	1,804,031

Hermann G. Waldemer,	2009	0	1,868,476	12,000,000
Chief Financial Officer	2/4/2009				67,910	2,507,916

Charles R. Wall,	2009	0	2,019,600	12,000,000
Vice Chairman
& General Counsel	2/4/2009				88,470	3,267,197

(1)	The estimated possible payouts for Messrs. Calantzopoulos, Kunz and Waldemer are converted to U.S. dollars using the exchange rate on December 31, 2009 of $1.00 = 1.0345 CHF. The numbers in these columns represent the range of potential cash awards as of the time of the grant. Actual awards paid under these plans for 2009 are found in the Annual Incentive Plan column of the Summary Compensation Table.

(2)	On February 4, 2009, each of our named executives received equity awards in the form of restricted or deferred shares of PMI stock. The number of shares awarded was based on the grant date fair market value, determined by using the average of the high and the low trading prices of PMI stock on that date of $36.93. The closing price of PMI common stock on that date was $36.78. These PMI equity awards vest on February 9, 2012, except that 25,000 of the shares awarded to Mr. Calantzopoulos vest on February 13, 2014. Dividend equivalents are payable on a quarterly basis throughout the restriction period.

On February 11, 2010, each of our named executives received PMI equity awards, which vest on February 14, 2013, with a fair value at such grant date as follows: Mr. Camilleri, 222,440 shares, $10,563,676; Mr. Calantzopoulos, 88,900 shares, $4,221,861; Mr. Kunz, 41,350 shares, $1,963,712; Mr. Waldemer, 67,170 shares, $3,189,904; and Mr. Wall, 63,180 shares, $3,000,419.

Outstanding Equity Awards as of December 31, 2009

Name and Principal Position	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that Have not Vested (#) (1)(2)		Market Value of Shares or Units of Stock that Have not Vested ($) (3)
Louis C. Camilleri, Chairman and Chief Executive	253,529 229,409	23.203 25.643	1/31/2011 6/12/2011	2/4/2009 1/30/2008	404,820 186,986		19,508,276 9,010,855
Officer PMI	299,999	27.520	2/27/2012	1/30/2008	287,052	(4)	13,833,036
	299,999	33.988	2/27/2012	1/31/2007 1/29/2003	152,527 175,000		7,350,276 8,433,250

André Calantzopoulos,	26,382	30.325	1/31/2011	2/4/2009	101,040		4,869,118
Chief Operating Officer	20,755	34.704	6/12/2011	2/4/2009	25,000	(5)	1,204,750
				1/30/2008 1/31/2007	39,268 32,032		1,892,325 1,543,622

Jean-Claude Kunz, President EEMA Region & PMI Duty Free				2/4/2009 1/30/2008 1/31/2007	48,850 12,156 10,219		2,354,082 585,798 492,454

Hermann G. Waldemer, Chief Financial Officer	3,385 8,902	44.961 44.961	1/31/2011 6/12/2011	2/4/2009 1/30/2008 1/31/2007	67,910 20,567 16,789		3,272,583 991,124 809,062

Charles R. Wall, Vice Chairman & General Counsel	185,919 151,419	23.203 25.643	1/31/2011 6/12/2011	2/4/2009 1/30/2008 1/31/2007	88,470 39,269 33,564		4,263,369 1,892,373 1,617,449

(1)	Except as stated in footnotes (4) and (5) below, these awards vest according to the following schedule:

Grant Date	Vesting Schedule
2/4/2009	100% of award vests on 2/9/2012.
1/30/2008	100% of award vests on 2/11/2011.
1/31/2007	100% of award vests on 2/12/2010.
1/29/2003	100% of award vests on 2/3/2011.

(2)	Dividends and dividend equivalents paid in 2009 on outstanding PMI restricted and deferred stock awards for each of our named executive officers were as follows: Mr. Camilleri, $2,508,352; Mr. Calantzopoulos, $381,368; Mr. Kunz, $134,355; Mr. Waldemer, $202,922; and Mr. Wall, $323,110.

(3)	Based on the closing market price of PMI on December 31, 2009 of $48.19.

(4)	Special grant that will vest on January 30, 2012.

(5)	Special grant that will vest on February 13, 2014.

As a result of our spin-off from Altria, our named executive officers may also continue to hold Altria equity awards granted to them before March 28, 2008. Because Altria was not affiliated with PMI for any portion of 2009 and neither PMI’s performance nor our named executive officers’ holdings affect the value of those Altria awards, they have not been included in the tables relating to outstanding equity, option exercises and stock vesting.

Stock Option Exercises and Stock Vested During 2009

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Louis C. Camilleri, Chairman and Chief Executive Officer PMI	587,497	15,680,793	135,000	4,894,425

André Calantzopoulos, Chief Operating Officer	5,168	76,474	28,300	1,026,017

Jean-Claude Kunz, President EEMA Region & PMI Duty Free	0	0	7,480	271,187

Hermann G. Waldemer, Chief Financial Officer	0	0	14,830	537,662

Charles R. Wall, Vice Chairman & General Counsel	518,594	7,870,569	29,650	1,074,961

On February 12, 2010, vesting restrictions lapsed for the following PMI restricted and deferred stock awards derived from Altria stock awards granted in 2007: Mr. Camilleri, 152,527 shares; Mr. Calantzopoulos, 32,032 shares; Mr. Kunz, 10,219 shares; Mr. Waldemer, 16,789 shares; and Mr. Wall, 33,564 shares.

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of the named executive officers’ service over their full careers with us, Altria and other Altria entities. The increments related to 2009 are reflected in the Change in Pension Value column of the Summary Compensation Table above or, in the case of defined contribution plans, in the All Other Compensation footnote. Our plans providing pension benefits are described below the Pension Benefits table, and our defined contribution plans are described below the Non-Qualified Deferred Compensation table.

Pension Benefits

Name and Principal Position	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2)(3) ($)	Payments During Last Fiscal Year ($)
Louis C. Camilleri, Chairman and Chief Executive Officer PMI	Retirement Plan for Salaried Employees	14.50	705,025
	Benefit Equalization Plan (BEP)	9.50	2,744,302
	Supplemental Management Employees’ Retirement Plan (SERP)	26.33	5,077,474
	Supplemental Equalization Plan (SEP)	31.33	40,095,269

André Calantzopoulos, Chief Operating Officer	Pension Fund of Philip Morris in Switzerland	28.00	7,228,633
	IC Pension Plan of Philip Morris in Switzerland	4.92	1,348,063
	Supplemental Plan of Philip Morris in Switzerland	4.00	1,884,494

Jean-Claude Kunz, President EEMA Region & PMI Duty Free	Pension Fund of Philip Morris in Switzerland	32.00	7,094,808
	IC Pension Plan of Philip Morris in Switzerland	4.92	1,863,967
	Supplemental Plan of Philip Morris in Switzerland	4.00	1,278,932

Hermann G. Waldemer, Chief Financial Officer	Pension Fund of Philip Morris in Switzerland	28.00	5,215,070
	IC Pension Plan of Philip Morris in Switzerland	4.92	636,478
	Supplemental Plan of Philip Morris in Switzerland	4.00	1,425,836

Charles R. Wall, Vice Chairman & General Counsel	Retirement Plan for Salaried Employees	19.58	810,409
	Benefit Equalization Plan (BEP)	14.58	4,419,343
	Supplemental Equalization Plan (SEP)	19.58	9,293,653

(1)	As of December 31, 2009, each named executive officer’s total years of service with PMI or its operating subsidiaries were as follows: Mr. Camilleri, 31.33 years, Mr. Calantzopoulos, 24.92 years, Mr. Kunz, 26.83 years, Mr. Waldemer, 22.75 years and Mr. Wall, 19.58 years, while the years shown in this column are the years credited under the named plan for purposes of benefit accrual. Additional years may count for purposes of vesting or early retirement eligibility. Differences between each named executive’s total service and the credited service shown for each plan result from prior transfers between entities sponsoring various plans, including, in the case of Mr. Camilleri, from individual agreements entered into under the Supplemental Management Employees’ Retirement Plan, or SERP, to reflect his prior service with PMI in Switzerland and with Kraft, as further described below on page 47. All years of service are taken into account under the Supplemental Equalization Plan, or SEP, formula, but the benefits provided under that plan are reduced by benefits provided under other plans to avoid duplication. The Pension Fund of Philip Morris in Switzerland allows employees to purchase additional service credit with contributions from their own funds, and Messrs. Calantzopoulos, Kunz and Waldemer have all done so. Messrs. Calantzopoulos and Kunz purchased 3.08 and 5.17 years, respectively. Mr. Waldemer’s credited service under the Pension Fund of Philip Morris in Switzerland equals the 28 years shown in the table including his service in Switzerland, his service for our German subsidiary, and additional service credit of 9.83 years that he purchased under the plan.

(2)

The amounts shown in this column for Mr. Camilleri and Mr. Wall are based on a single life annuity (or, for the SEP, a lump sum payment) using the same assumptions applied for year-end 2009 financial disclosure under FASB ASC Topic 715, except that (i) the SEP lump sum is the amount required to purchase an annuity providing the after-tax equivalent of the pension component of that plan assuming an annuity interest rate of 4.25%, and (ii) in accordance with SEC requirements, benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement. Thus, for example, the amounts shown in the table include the unreduced benefits that Mr. Camilleri becomes entitled to at age 55. See Note 13 to our Consolidated Financial Statements for a description of our FASB ASC Topic 715 assumptions. Like all present value amounts, the amounts shown in this column change as the interest rate used to discount projected future benefits is adjusted, with lower interest rates producing higher present values and higher interest rates producing lower present values. Amounts shown for the SEP reflect the present values of pension benefits in excess of the sum of our tax-qualified pension plan and the Benefit Equalization Plan, or BEP, and SERP, pension benefits. As a result of payments made to trusts established by certain employees, including Mr. Camilleri and Mr. Wall, liabilities with respect to service before 2005 under the BEP and the SERP, that were transferred to us from Altria, will be less than those shown in this column, and our liability for SEP benefits will also be less. The offsetting trust amount for BEP and SERP pension benefits as of December 31, 2009 with respect to Mr. Camilleri was $3,284,753 and with respect to Mr. Wall was $4,723,895. As of December 31, 2009, the amount in Mr. Camilleri’s trust that would be taken into account in calculating his SEP pension benefit was $6,023,151, and the corresponding amount in Mr. Wall’s trust was $4,309,344. These trust amounts will fluctuate over time with investment performance and as amounts are distributed to cover taxes on trust earnings. For further discussion, see “Payments to Trusts” under “Pension Plans Maintained by PMI” on page 48.

The amounts shown in this column for Mr. Calantzopoulos, Mr. Kunz and Mr. Waldemer are based on a 60% joint and survivor annuity commencing at age 62, the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement and are based on the following actuarial assumptions: discount rate 3.25%; mortality table LPP 2000 with a 2009 adjustment of 2.7% for expected improvements in mortality and interest rate on account balances of 4%. For Mr. Waldemer, the Pension Fund of Philip Morris in Switzerland present value amount shown includes the value of a pension to which he remains entitled under the pension plan of our German subsidiary. Benefits payable under the German plan offset benefits otherwise payable under the Pension Fund of Philip Morris in Switzerland. Present value amounts in Swiss francs are converted to U.S. dollars using the average conversion rate on December 31, 2009 of $1.00 = 1.0345 CHF.

(3)	In addition to the benefits reflected in this column, we generally provide a survivor income benefit allowance, or SIB allowance, to the surviving spouse and children of U.S. payroll-based employees who die while covered by our Retirement Plan for Salaried Employees. Following the death of a retiree who has a spouse and whose retirement benefits are being paid as a single life annuity, the surviving spouse becomes entitled to a SIB allowance four years after the retiree’s death, in an amount equal to the amount the spouse would have received if the participant had elected to receive monthly payments under the Retirement Plan (and the BEP and SERP, if applicable) in the form of a 50% joint and survivor annuity. The surviving spouse of a participant who dies prior to retirement and prior to age 61 becomes entitled to receive 25% of the base salary of the deceased employee commencing four years after the participant’s death provided the spouse has not remarried and continuing until the deceased employee would have reached age 65. At that time, the surviving spouse receives the same survivor benefit he or she would have received if the deceased employee continued to work until age 65 earning the same base salary as in effect at the time of death. These benefits are reduced by any death benefits payable from the Retirement Plan. If there is no surviving spouse, SIB allowances for each child equal 10% of the base salary of the deceased employee (to a maximum of 30% of base salary), become payable monthly beginning four years after the employee’s death, and continue until the child reaches age 25 if a full-time student (age 19 if not).

Pension Plans Maintained by PMI

Retirement Plans for U.S. Payroll-Based Employees

In connection with our spin-off from Altria, we established the following plans for our U.S. payroll-based employees: the Retirement Plan for Salaried Employees, or Retirement Plan, the Benefit Equalization Plan, or BEP, and the Supplemental Management Employees’ Retirement Plan, or SERP. The Retirement Plan is a funded tax-qualified retirement plan, while the BEP and SERP are non-qualified supplemental plans. The provisions of these plans are essentially identical to the Altria plans of the same names as they existed before our spin-off. Effective with the spin-off, all liabilities with respect to our employees under Altria’s plans were transferred to our new plans. Assets were transferred from trusts established under Altria’s tax-qualified plans to the equivalent tax-qualified plans that we established, and Altria made payments to us with respect to certain liabilities under the non-qualified supplemental plans.

In 2008, prior to the spin-off, the Altria Compensation Committee decided that new supplemental arrangements should be established for our U.S. payroll-based named executive officers and other affected employees. The Altria Compensation Committee also limited the portion of Mr. Camilleri’s Annual Incentive that can be treated as compensation for pension calculations to $2,887,500, effective January 1, 2008. Nevertheless, in no event will the present value of his aggregate pension, based on certain actuarial assumptions, be less than $36.5 million should he elect to retire as of January 2012 or thereafter. PMI has implemented both of these decisions, including adopting a new supplemental plan, the Supplemental Equalization Plan, or SEP, effective January 1, 2008.

The BEP and the SEP provide both supplemental pension benefits and supplemental deferred profit-sharing benefits. The provisions of these plans for U.S. payroll-based employees relating to pension benefits are described in more detail below, and the provisions of these plans for U.S. payroll-based employees relating to deferred profit-sharing benefits are described following the Non-Qualified Deferred Compensation table.

Retirement Plan for Salaried Employees

The tax-qualified Retirement Plan for Salaried Employees, or the Retirement Plan, is a non-contributory plan maintained for the benefit of most of our U.S. payroll-based salaried employees. Subject to tax law limits, the pension formula generally applicable under the Retirement Plan provides for lifetime benefits following termination of employment equal to (a) 1.75% of the employee’s average compensation (the sum of annual salary and annual incentive in the 60 consecutive months during the employee’s last 120 months of service that, when divided by five, produces the highest average, except that Mr. Camilleri’s annual incentive is limited as described above), minus (b) 0.30% of such compensation up to the applicable Social Security covered compensation amount, times (c) years of credited service (up to a maximum of 35). Social Security covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. The resulting benefit is expressed as a single life annuity payable commencing at normal retirement age. The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the employee’s death or for commencement of payments before attaining normal retirement age.

As noted above on pages 29 to 30, employees who terminate employment before age 55 with vested benefits may commence receiving payment of their accrued pensions after attaining age 55, with reductions for early commencement of 6% for each year by which commencement precedes age 65. For an employee who terminates employment after age 55, the reduction for early commencement is generally 6% for each year by which commencement precedes age 60. If an employee has 30 years of service and is age 55 or older, or is 60 or older with five years of service, however, the annuity immediately payable on early retirement is 100% of that payable at normal retirement age, resulting in a substantial increase in the present value of the employee’s pension.

All of our U.S. payroll-based employees, including Mr. Camilleri and Mr. Wall, who participated in Altria pension plans prior to the spin-off (both qualified plans and the non-qualified plans described below), continue to receive credit under our plans for their prior years of service with Altria and its subsidiaries.

Benefit Equalization Plan

Tax laws applicable to the funded tax-qualified Retirement Plan limit the annual compensation that can be taken into account in determining the five-year average compensation under the plan. As a result of these and certain other tax limits, only a portion of the benefits calculated under the Retirement Plan formula can be paid to affected employees from the Retirement Plan. To compensate for the loss of these benefits under the funded tax-qualified plan, eligible employees accrue supplemental benefits under non-qualified plans.

Prior to 2005, Mr. Camilleri, Mr. Wall and other employees accrued supplemental benefits under Altria’s BEP, and these benefits now will be payable under our BEP. Generally, the supplemental pension benefits accrued under the BEP equal the difference between (a) the pension benefits determined under the Retirement Plan provisions described above, disregarding the tax law limits, and (b) the benefits that can be provided from the Retirement Plan after taking the tax law limits into account, in each case for credited service prior to 2005. As a result of changes in our programs, no named executive officers currently accrue benefits under the BEP.

Supplemental Management Employees’ Retirement Plan

The Supplemental Management Employees’ Retirement Plan, or SERP, provides a framework for certain other retirement benefits that cannot be paid under the Retirement Plan because of tax limitations and that are not covered by the BEP or SEP. The benefits provided under the SERP to any individual employee are determined in accordance with the provisions of an agreement between the individual and us.

Mr. Camilleri was designated as a participant in the Altria SERP in 1996. Pursuant to this designation he was provided with a SERP benefit equal to the additional pension benefit he would be entitled to receive under the Altria Retirement Plan and the Altria BEP by calculating his benefits under those plans taking into account all of his service with Altria and its subsidiaries, including his service while covered by our plans in Switzerland (16 years and 5 months) and additional service under Kraft pension plans (5 months). This SERP benefit is offset by any other employer-provided pension benefits. Mr. Camilleri entered into an agreement in 2001 waiving any entitlement to benefits under the Swiss plan, leaving only his Kraft pension plan benefits as an offset. His Altria SERP agreement also limits the service that can be taken into account in calculating his benefits under the SERP so that such service, when combined with his other years of service with us and our affiliates, cannot exceed 35 years, and ensures that on termination of employment at or after age 55 he will be able to elect between actuarially equivalent benefit forms providing survivor benefits to his former spouse under either 50% or 100% joint and survivor options. These Altria SERP benefits liabilities with respect to pre-2005 are now payable under our SERP. In an effort to simplify the administration of our retirement programs, any additional benefits under Mr. Camilleri’s SERP designation resulting from post-2004 service or compensation changes have been incorporated into the SEP.

Payments to Trusts

Beginning in 1996, Altria paid amounts to individual trusts established by a number of employees (including our U.S. payroll-based named executive officers) or to some employees themselves, with respect to the benefits earned under the BEP and SERP for service before 2005. The accumulated values of these payments offset pre-2005 vested benefits under the supplemental plans otherwise payable at or after the employee’s retirement. The payments were not intended to increase total benefits, but rather to provide greater parity among employees regarding the extent to which their benefits were unfunded, and to neutralize any recruitment and retention disincentives presented by substantial unfunded retirement benefit arrangements.

In response to changes in applicable tax laws, changes were made to the arrangement, and accruals under the Altria BEP and Altria SERP ceased beginning in 2005 for a number of employees, including Mr. Camilleri and Mr. Wall. The accruals were replaced by annual Target Payments, which were current payments calculated to approximate (after paying taxes on the payments) the after-tax value of the additional benefits the employees would have earned had they remained covered by these plans. Like the payments made for pre-2005 supplemental plan benefits, these payments were made to individual trusts established by the employees, including Mr. Camilleri and Mr. Wall, or to the employees themselves. The payments were not intended to increase the benefits previously promised to employees. Instead, the annual Target Payments were intended to provide amounts that employees could save for retirement and that had a value approximating the additional supplemental plan accruals the employees no longer received after 2004.

In 2008, the Altria Compensation Committee decided to discontinue the Target Payment program and to establish new supplemental arrangements. The pre-2005 supplemental plan benefits promised to employees remain in place, and distribution of the pre-2005 BEP and SERP benefits remains subject to the terms of those plans applicable on December 31, 2004, through our adoption of the PMI BEP and SERP that mirror the Altria BEP and SERP. Payments with respect to these pre-2005 benefits were made to the individual trusts for periods through 2007 to increase the percentage of promised benefits covered by the trusts or to adjust for shortfalls in the earnings rates originally projected.

Supplemental Equalization Plan

As of January 1, 2008, our eligible employees who received Target Payments between 2005 and 2007 (including Mr. Camilleri and Mr. Wall) became eligible to participate in the Supplemental Equalization Plan, or SEP, an unfunded non-qualified plan. The SEP pension benefit is equal to (a) the benefit applying the Retirement Plan formula without regard to the applicable tax-qualified plan limits, determined based on all of an employee’s creditable service and pensionable compensation and taking into account the terms of any prior SERP designations, reduced by (b) the employee’s BEP and SERP supplemental pension based on service through December 31, 2004, and (c) further reduced by the accumulated value of the employee’s Target Payments converted to a before-tax amount. All of the new benefits provided through the SEP are paid in a lump sum following retirement.

Retirement Plans for Swiss Payroll-Based Employees

Pensions for our Swiss payroll-based employees are payable from a funded defined benefit pension plan and incentive compensation (IC) pension plan qualifying for favorable treatment under Swiss law. To the extent that Swiss tax or other limitations do not allow paying the full pension under the qualified plans, the balance is payable under a supplemental pension plan.

Pension Fund of Philip Morris in Switzerland

With limited exceptions, all Swiss payroll-based employees over 25 years of age become immediately covered by the Pension Fund of Philip Morris in Switzerland, a broad-based contributory funded plan providing defined retirement, disability and death benefits up to limits prescribed under Swiss law. Retirement benefits are expressed as an annuity at normal retirement age equal to 1.8% of the participant’s five-year average pensionable salary (base salary minus 2/3 of the maximum social security benefits of CHF 27,360 in 2009) multiplied by years of credited service (to a maximum of 40 to 41 years, depending on the employee’s date of birth). Employees contribute 6% of their pensionable salary to the Fund. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum. For determining lump sum values, a discount rate of 4% and the LPP 2000 mortality table is used. The LPP mortality table is a commonly used mortality table in Switzerland. For an employee who completes 30 years of service and retires at age 62, this translates into payments equivalent to a pension of 54% of five years annual average pensionable salary. For an employee with 40 years of credited service at age 65, this “replacement ratio” is approximately 72% of average salary. Participants may retire and commence benefits as early as age 58; however, for each year that retirement precedes age 62, the 1.8% multiplier used to calculate the amount of the retirement pension is reduced by 0.06% (at age 58 the multiplier is 1.56%).

Swiss law permits participants in a pension plan to make additional voluntary contributions to the pension plan to compensate for missing years of credited service, provided that no service can be credited prior to the plan’s minimum age (age 25, in this case). Participants may also make additional voluntary contributions to the pension plan to increase the early retirement multiplier in the case of early retirement up to the maximum multiplier of 1.8% applied to years of service or to purchase future years of service not to exceed service until age 65. Neither of these employee contributions are matched by us, and the latter is credited with interest at 70% of the rate earned by the plan. Upon retirement, the account balance may be converted using the plan’s retirement lump sum factors as described above to determine the additional benefits that it will provide. Such contributions are fully tax deductible in Switzerland by the employee at the time of contribution.

If an employee terminates employment with us before age 58, the lump sum value of the pension calculated using the termination lump sum factors is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case neither the employee nor the employer can contribute any further funds. At any time between the age of 58 and 65 the former employee can then elect to take retirement in the form of an annuity, a lump sum or a mix of both.

IC Pension Plan of Philip Morris in Switzerland

Swiss payroll-based banded employees eligible to participate in the Annual Incentive program described above are also eligible to participate in the IC Pension Plan of Philip Morris in Switzerland, a funded plan which, for the named executive officers, provides for participant contributions of up to 1.5% of pensionable salary (as defined above), subject to maximum Swiss pension law limits, and an equal matching contribution from the employer. As with the pension plan, participants may make additional voluntary contributions subject to certain terms and conditions. Benefits ultimately received depend on interest rates set by the Pension Board of the plan (which consists of members appointed by the employer and an equal number selected by participants in the plan) and are payable in a lump sum or as an annuity. The plan guarantees that there is no loss of principal on either the employee contributions or the company match. In 2009, the assets of the funds gained 22.3% and credited 15.6% on plan balances.

If an employee terminates employment with us before age 58, the employee’s account value is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case neither the employee nor the employer can contribute any further funds to the plan although interest does accrue on the account balance. At any time between the age of 58 and 65 the former employee can then elect to take retirement in the form of an annuity, a lump sum payment or a mix of both.

Supplemental Plan of Philip Morris in Switzerland

For some Swiss payroll-based employees, including Mr. Calantzopoulos, Mr. Kunz and Mr. Waldemer, the laws and regulations applicable to the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland limit the benefits that can be provided under those plans. For these employees, we maintain a Supplemental Plan under which an amount is calculated and deposited annually in a trust to make up for the difference between the full pension an employee would have received had these plans not been subject to such limitations. However, these deposits do not serve to increase the amount that an individual would have received absent such limits. In determining the amount of the annual deposit, the assumptions used are the same as those listed above for the Pension Fund of Philip Morris in Switzerland.

In the event of a Supplemental Plan participant’s termination of employment from the Company, the Supplemental Plan benefit is paid in a lump sum at the time that benefits first become payable to the participant under the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland. As the Supplemental Plan is not a tax-qualified plan, the benefits from this plan, when paid, are adjusted for the loss of favorable tax-qualified plan treatment.

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2009 ($) (2)
Louis C. Camilleri, Chairman and Chief Executive Officer PMI	Benefit Equalization Plan, Deferred Profit-Sharing (BEP),	0	0	37,357	0	1,672,802
	Supplemental Equalization Plan, Deferred Profit- Sharing (SEP)	0	201,154	21,012	0	1,172,392

Charles R. Wall, Vice Chairman & General Counsel	Benefit Equalization Plan, Deferred Profit-Sharing (BEP),	0	0	27,114	0	1,214,143
	Supplemental Equalization Plan, Deferred Profit- Sharing (SEP)	0	141,359	11,729	0	686,360

(1)	The amounts in this column consist of amounts credited as earnings for 2009 on account balances attributable to pre-2005 participation under the defined contribution portion of the BEP and earnings credited for 2009 under the SEP with respect to the deemed defined contribution credits and accumulated earnings for 2005 and subsequent years. These amounts do not constitute above-market earnings and, accordingly, are not included in amounts reported in the Summary Compensation Table above. The amounts shown as “Registrant Contributions in 2009” are contribution allocations under the SEP in 2010 for service during 2009, and in accordance with applicable disclosure rules are also reported in the “All Other Compensation” portion of the Summary Compensation Table.

(2)	The aggregate balances shown in this column for the SEP include, in addition to 2009 contribution credits and 2009 earnings, amounts as of December 31, 2007 reflecting deemed contributions and earnings on such contributions for 2005 through 2007. These December 31, 2007 amounts are fully satisfied from Target Payments already made and previously reported for such years. They are included here to ensure a full presentation of our non-qualified defined contribution benefits. The amounts in this column include allocations reported by Altria in its Summary Compensation Tables for previous years in the following amounts: for Mr. Camilleri $1,136,324; and for Mr. Wall $489,714. Additional allocations in years when Mr. Wall was not a named executive officer included in the Summary Compensation Table, were $301,026. As a result of payments made to trusts established by the named executive officers, as described previously, all our liabilities shown in this column are less than the amounts shown in the table.

(3)	Mr. Calantzopoulos, Mr. Kunz and Mr. Waldemer, who are Swiss payroll-based employees, do not participate in the Deferred Profit-Sharing portion of the Benefit Equalization Plan or the Supplemental Equalization Plan.

Deferred Profit-Sharing, Benefit Equalization and Supplemental Equalization Plans

For U.S. payroll-based employees, we provide non-qualified defined contribution benefits supplementing the benefits provided under our tax-qualified Deferred Profit-Sharing Plan for Salaried Employees, or DPS. For the portion of 2008 before our spin-off from Altria, our DPS was essentially identical to the corresponding Altria plan previously covering our U.S. payroll-based employees. Under the DPS, contributions are made on behalf of each participant for each year. The contribution is determined by a formula relating to our profits (but is capped at 15% of DPS participants’ aggregate salary), which has generally resulted in the contribution for any participant equaling 15% of the participant’s salary for the year, subject to the tax law limit described below. Effective as of our spin-off from Altria, our DPS was revised to change the contribution formula; the new formula is based on the performance rating of our business, with contributions ranging from 7% of salary to 15% of salary depending on business performance. Because of strong performance ratings, the revised formula also resulted in a 15% of pay contribution for 2008 and 2009.

As is the case for the Retirement Plan, applicable U.S. tax laws limit the amount of compensation ($245,000 for 2009) that can be taken into account under the tax-qualified DPS for any year and impose other limits on the amounts that can be allocated to individuals under the DPS. A DPS participant whose salary was more than the compensation limit or who was otherwise affected by tax law limits is entitled to a supplemental profit-sharing benefit in an amount generally equal to the additional benefits the participant would have received under the DPS but for the application of the tax law limits. Prior to 2005, those supplemental benefits were earned under the Benefit Equalization Plan, or BEP, and were recorded in bookkeeping accounts. (Our BEP is essentially identical to the Altria BEP previously covering our U.S. payroll-based employees, and any notional balances the U.S. payroll-based employees earned under the Altria BEP have been transferred to our BEP). To simplify plan administration, the notional amounts related to subsequent service are credited under the Supplemental Equalization Plan, or SEP.

Annual credits under the SEP are computed in the same manner as credits were previously determined under the BEP. Specifically, for each year, an amount is credited to the account maintained for the participant equal to the difference between (a) the amount that otherwise would have been contributed to the DPS on the participant’s behalf for the year absent the tax law limits and (b) the amount that was actually contributed to the DPS. A further notional credit is made annually to reflect what the contribution amount credited to the participant’s account under the BEP or SEP would have earned if that account were invested in a specified investment fund maintained under the DPS. The DPS fund used as an earnings measure under this portion of the BEP and SEP is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2009, produced earnings at a rate of approximately 2.3%. Participants typically receive their supplemental profit-sharing benefits upon termination of employment in a lump sum or, if elected in advance, as a deferred lump sum payment or in installments over a number of years not to exceed their life expectancy.

Mr. Camilleri and Mr. Wall were among the employees credited with defined contribution allocations under the Altria BEP for their service in years before 2005, and their resulting balances were transferred to us under our BEP. Just as Altria and its operating subsidiaries made payments to individual trusts established by employees or directly to the employees themselves to offset pre-2005 BEP and SERP pension benefits as described above on page 48, Altria also made these payments to offset the pre-2005 supplemental profit-sharing notional account balances under the BEP. For service in 2005 through 2007, allocations (other than allocations of earnings on amounts previously credited) under this portion of the Altria BEP ceased for most employees who were eligible for these payments. Instead, these employees, including Mr. Camilleri and Mr. Wall, received Target Payments in lieu of allocations under the BEP for 2005 through 2007. With the discontinuance of Target Payments in 2008, supplemental defined contribution allocations for years after 2004 are credited under the Supplemental Equalization Plan, or SEP. The SEP provides benefits based on the accumulated value of SEP profit-sharing allocations that would have been made or are made for years after 2004 solely to the extent they exceed the accumulated value of prior Target Payments allocated to these benefits.

Employment Contracts, Termination of Employment and Change of Control Arrangements

As a general matter, PMI has not utilized special employment contracts for its named executive officers. Under the terms of PMI’s 2008 Performance Incentive Plan, as amended and restated, a change of control of PMI would have the following consequences with respect to any awards granted under the plan before February 11, 2010:

•	any options or stock appreciation rights would become vested and exercisable;

•	the restrictions on outstanding restricted stock or deferred stock would lapse;

•	unless otherwise determined by the PMI Compensation and Leadership Development Committee, awards of the types described in the above two bullets would be cashed out at the change in control price;

•	fully earned but unpaid incentive awards would become payable; and

•

annual incentive awards (and any long term incentive awards, though we have none outstanding) for performance cycles not yet completed as of the change of control date would become payable based on a proration (the number of full or partial completed months divided by the total number of months in the performance cycle) of the target award opportunity for the cycle.

PMI’s 2008 Performance Incentive Plan was amended on February 11, 2010 to modify the provisions that apply upon a change in control; the modified terms apply only to awards granted on or after February 11, 2010. Under the amended plan, the changes to vest or pay applicable awards occur immediately upon a change in control only if the entity acquiring PMI does not agree to assume or replace the awards. In addition, if the acquiring entity agrees to assume or replace the awards, but an employee’s employment is terminated by PMI involuntarily and other than for cause (as defined in the amended plan) or the employee terminates employment for good reason (as defined in the amended plan) within two years after the change in control, the applicable awards will become vested or be payable upon the employee’s termination of employment. In either case described above — the failure of the acquirer to assume the awards or the employee’s termination within two years after the change in control — the consequences described above for awards granted prior to February 11, 2010 would apply.

Under the amended Plan, a change in control occurs: (i) upon an acquisition of 20% or more of either PMI’s common stock or the voting power of PMI’s voting securities, excluding certain acquisitions involving PMI or its affiliates or where PMI’s beneficial owners continue to meet certain ownership thresholds; (ii) when members of the PMI Board as of the effective date of the amended 2008 Performance Incentive Plan, or thereafter nominated or elected by such members, cease to constitute a majority of the PMI Board; (iii) upon certain reorganizations, mergers, share exchanges and consolidations involving PMI; or (iv) upon the liquidation or dissolution, or sale of substantially all of the assets of PMI, with limited exceptions.

The amounts that would have become payable on a change of control of PMI, calculated as if a change of control occurred on December 31, 2009, that is, applying the terms of the PMI 2008 Performance Incentive Plan prior to the February 11, 2010 amendment, are as follows:

	Unvested Restricted or Deferred Stock (1)	Completed 2009 Annual Incentive Cycle (2)	Total
Camilleri	$67,856,655	$4,500,000	$72,356,655
Calantzopoulos	$10,138,603	$2,409,430	$12,548,033
Kunz	$3,632,933	$1,223,332	$4,856,265
Waldemer	$5,402,337	$1,868,476	$7,270,813
Wall	$8,432,052	$2,019,600	$10,451,652

(1)	Assumes the change of control price is equal to the closing market price of PMI on December 31, 2009 of $48.19, Altria of $19.63, and Kraft of $27.18.

(2)	Assumes target award payable under our Annual Incentive Award program for a full year. Amounts for our Swiss payroll-based named executive officers are converted to U.S. dollars using the exchange rate on December 31, 2009 of $1.00 = 1.0345 CHF.

Benefits payable under PMI’s qualified pension and profit-sharing plans and supplemental plans are discussed above. None of those plans nor any other related agreements provide PMI’s executive officers, including our named executive officers, with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that in the event of a change in control ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. Mr. Camilleri and Mr. Wall are already fully vested. Similarly, no special provisions apply to named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment whether or not in connection with a change in control.

Involuntary Separation Without Cause

In the event of involuntary separation without cause, our salaried employees, including all of our named executive officers, are eligible to receive severance. A severance payment is typically determined as a multiple of monthly base salary. The amount of severance paid varies based on a number of factors including the circumstances of the termination and the number of years of service provided to us by the executive. Our U.S. payroll-based named executive officers, Mr. Camilleri and Mr. Wall, would be entitled under formal severance policies to severance equal to 12 months of base salary, and amounts in excess of that, if any, such as cash in lieu of restricted or deferred stock or pro-rated annual incentive award payments, would be paid pursuant to a non-compete/non-solicitation agreement or general release of claims. Periods for which employees are entitled to regular severance payments and, in some circumstances additional severance periods agreed to in connection with non-compete/non-solicitation or general release agreements, may be counted toward vesting and eligibility for early retirement under our pension plans and for purposes of our post-retirement medical plans.

For our employees who are not U.S. payroll-based, we have no formal severance policy but would usually provide severance based on factors similar to those discussed above for U.S. payroll-based employees, taking into account local law and custom. The laws of local jurisdictions may require us to provide severance pay and/or benefits in specified amounts upon an involuntary separation.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2009

To Our Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission, the Public Company Accounting Oversight Board and the Independence Standards Board.

The Audit Committee has received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2009 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting. The Audit Committee has reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee:

Lucio A. Noto, Chair

Mathis Cabiallavetta

J. Dudley Fishburn

Sergio Marchionne

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Independent Auditors’ Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, paid to our independent auditors, PricewaterhouseCoopers SA (“PricewaterhouseCoopers”), were comprised of the following (in millions):

	2009 Actual	2008 Actual
Audit Fees (1)	$19.83	$21.37
Audit-Related Fees (2)	2.00	0.79
Tax Fees (3)	6.06	5.60
All Other Fees (4)	0.90	0.07

TOTAL	$28.79	$27.83

(1)	Fees and expenses associated with professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (iii) reviews of documents filed with the Securities and Exchange Commission.

(2)	Fees and expenses for professional services rendered by PricewaterhouseCoopers for audit-related services, which include due diligence related to acquisitions and divestitures, employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)	Fees and expenses for professional services rendered by PricewaterhouseCoopers in connection with U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters, transfer pricing documentation for compliance purposes and advice relating to customs and duties compliance matters.

(4)	Fees and expenses for professional services primarily relating to market analysis and other miscellaneous professional services.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2010 and has directed that management submit the selection of independent auditors to stockholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent auditors is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

STOCKHOLDER PROPOSALS

PROPOSAL 1 — FOOD INSECURITY AND TOBACCO USE

Trinity Health, 766 Brady Avenue, Apt. 635, Bronx, NY 10462, claiming beneficial ownership of 105,081 shares, together with eight co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Corporate Secretary.

WHEREAS PMI’s profits come mainly from people who cannot afford our core product: those who are poor. Smoking has become the second biggest cause of death in the world and, if present trends continue, by 2020, the World Health Organization estimates that the global burden of smoking-related deaths will surpass 9 million annually–with 7 million in developing nations.

Tobacco not only impoverishes those who use it, it puts an enormous financial burden on countries. The costs of tobacco use at the national level encompass increased health-care costs, lost productivity due to illness and early death, foreign exchange losses, and environmental damage. The tobacco industry’s attempts to stave off sensible regulations on tobacco have included overstating the employment and trade benefits of tobacco to developing countries and raising the spectre of massive job losses if governments move to protect public health. Yet, according to a World Bank study, these arguments and the data on which they are used greatly misrepresent the effects of tobacco control policies (Chaloupka: Curing the epidemic: Governments and the Economics of Tobacco Control, 1999).

The future success of PMI rests in getting new recruits to our brands, especially in such developing nations. In developing nations where PMI is expanding rapidly, such as Indonesia, India and China, peoples’ tobacco expenditures often are crowding out expenditures for food, health care and education (Tobacco Control 10.3 [2001])

As in the U.S.A. hunger and malnutrition are exacerbated by tobacco use. Families in developing nations with low income, in general, are more likely to experience food insecurity, spend less on food, and spend a larger percentage of available money on tobacco compared with more affluent families (Archives of Pediatrics and Adolescent Medicine 162.11 [November, 2008], 1056).

Such studies also show that, because many such people are not stopping smoking, their own health and that of their housemates are compromised by direct and sidestream tobacco smoke. The primary reason they do not quit is because of their addiction to the nicotine in cigarettes. In its incontrovertible that, in many cases, such people buy our cigarettes rather than feed their children.

A major supplier of PMI’s tobacco comes from Malawi. However PMUSA has stated: “In addition to high levels of poverty and low life expectancy, Malawi faces problems that directly threaten food security...“

RESOLVED: that shareholders recommend that the Board of Directors commission an independent study and issue a resulting report on the affect of our company’s marketing on the purchasing practices of poor people and what might be done to mitigate the harm to innocent children, such as food insecurity, of such poor people who smoke, including reducing the nicotine in cigarettes to non-addictive levels. Shareholders ask that such a report include recommendations as to whether our Company should continue marketing its products in any nation having over 50% of its citizens living in poverty. Barring competitive information, this report shall be made available to requesting shareholders within six months of the Company’s annual meeting.

The Board recommends a vote AGAINST this proposal.

The core business of the Company is the manufacture, sale and marketing of tobacco products in all of the markets in which we operate. While this includes so-called developing countries, the proposal suffers from the misperception that such countries lack meaningful tobacco regulation. In fact, many developing countries have already implemented significant regulations, including Brazil, Chile, Egypt, Gambia, Kazakhstan, Malaysia, and Thailand to name just a few.

PMI has been and continues to be a leading advocate for comprehensive and science-based regulation of tobacco products, both in developed markets and in emerging markets. For example, the Company supports the enactment and strict enforcement of minimum age laws, bans on smoking in many public places (such as places frequented by minors), prominent health warnings on consumer packaging and in advertising, regulation of the product and restrictions on marketing, including bans on television, radio and billboard advertising. PMI also has been working very successfully with governments to tackle the enormous problem of illicit trade, which, as the UK Department of Health has stated, “is thought to have a major impact on social inequalities.”

Furthermore, the Company has a significant contributions program in the markets where it does business, focusing on, among other things, extreme poverty and hunger, education, and disaster relief. For example, in South Africa, we have supported the Association of Nutrition Services Agencies for more than ten years, as they help to feed children and adults in areas decimated by AIDS and HIV. In Mexico, we work with the Merced Foundation to combat hunger and malnutrition with a program called NutriLife. In the Philippines, we sponsor the Philippine Band of Mercy, an NGO that provides free surgical services to indigent children with cleft lips and palates, hydrocephalus, and meningoceole. In China, we support the New Hope Foundation, helping care for abandoned babies with grave medical problems in one of the country’s poorest provinces.

Accordingly, it would neither benefit public health nor improve food security if the Company were to unilaterally withdraw from the tobacco market in countries with high levels of poverty. Other tobacco companies would continue to operate in those countries. Our consumers would turn to their products or to the black market. The Company’s ability to advocate for and support regulations and to join in the fight against illicit trade would be lost. Finally, a unilateral withdrawal from the market would place the Company at a competitive disadvantage, which is inconsistent with its obligations to its stockholders and employees.

We believe that the right course for the Company is to continue participating in the tobacco industry by marketing and selling its products responsibly, by advocating and supporting strong, effective and reasonable regulation of tobacco products, including the marketing of tobacco products, and by supporting communications about the serious health effects of smoking, including the fact that smoking causes fatal diseases and is addictive.

Therefore, the Board urges stockholders to vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 2 — ESTABLISHING PROTOCOLS REGARDING NO FURTHER PURCHASES FROM SUPPLIERS WHERE HUMAN RIGHTS AND CHILD LABOR LAWS ARE EGREGIOUSLY VIOLATED

Rev. Michael H. Crosby, OFMCap., Corporate Responsibility Office, Province of Saint Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, claiming beneficial ownership of $2,000 worth of shares, together with three co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Corporate Secretary.

Whereas, corporations have a responsibility to ensure their total “supply chain” is uncorrupted by practices that deny basic human rights for workers, especially corporations with global sourcing like PMI’s.

Corporations incur a reputational risk when their suppliers deny, undermine or don’t ensure workers’ basic human rights. The right to health is core in various international documents like the Universal Declaration of Human Rights (25), the Covenant on Economic, Social and Cultural Rights (Art. 12) and the ILO Convention (155).

While Philip Morris International (PMI) may not directly hire farm workers, it contracts with suppliers who do. Data shows that many U.S. farm workers are undocumented, in violation of U.S. laws. Furthermore, when our suppliers’ farm workers are not organized, their basic worker rights can be more easily violated. This becomes especially problematic when such farm workers are undocumented.

Internationally, some countries have been listed by the U.S. Department of Labor and others as in serious violation of international conventions related to forced child labor.

On August 24, 2009, Plan International (a development agency based in the UK) revealed that child laborers in Africa’s tobacco fields are slowly being poisoned because of their exposure to high levels of nicotine and tobacco dust. Many child workers, some as young as 5 years old, are being exposed to the equivalent of 36 cigarettes a day as a result of absorbing nicotine through their skin from the tobacco leaves that they handle.

The study showed that Malawi, a nation supply a significant amount of leaf for PMI products, is particularly problematic. Tobacco is Malawi’s major agricultural crop, representing over 50% of its export commodities. At least 78,000 children are working on tobacco farms in Malawi. Malawi has the highest level of child labor in southern Africa.

In 2009, the U.S. Department of Labor reported Malawi children “engaged in forced and bonded labor on tobacco plantations, alongside their families” despite Malawi law prohibiting “children between 14 and 18 years from being employed in work that could harm their health.” This egregious violation of their rights has continued, despite tobacco companies’ stated efforts to stop such exploitation. Only recently, because of international outcry, has the Malawi Government begun to honestly address this situation.

RESOLVED shareholders request the Philip Morris International Board of Directors to commit itself to create protocols ensuring it will not buy any product from suppliers who are in violation of their own countries’ laws related to laborers or who operate in countries with consistent records of human rights violations, especially vis-à-vis egregious forms of forced child labor.

Supporting Statement

This resolution’s sponsors believe PMI cannot dismiss the above problem simply by saying its suppliers report they are complying with codes covering farm workers’ basic rights. Despite attestations that laws are not being broken and that no forced child labor exists, the patterns continue. Please support this proposal to ensure our profits and dividends are not being realized by exploiting “the least” of our brothers and sisters.

The Board recommends a vote AGAINST this proposal.

The Company strictly opposes child labor and forced labor. We are committed to preventing the unlawful employment and exploitation of children and the use of forced labor in our business supply chain, including on tobacco farms and in factories that manufacture goods and materials that we purchase.

The Company’s policies and practices on child labor and forced labor are guided by its Code of Conduct. The Code of Conduct states that the Company is committed to working with external stakeholders to progressively eliminate labor abuses, requiring our affiliates and their employees to be aware of that commitment and “to be observant of and sensitive to areas where there may be child labor or forced labor problems and to work with others to address these issues.”

The Company’s policies and practices as applied to workers on tobacco farms are governed by our Good Agricultural Practices (GAP). The relevant GAP policies expressly prohibit child labor and require our tobacco leaf suppliers and/or tobacco farmers to comply with local labor laws. Under the GAP program, the Company conducts trainings and farm audits which focus, among other things, on the prevention of child labor, worker safety and, since 2008, prevention of green tobacco sickness.

The Company’s policies against child labor and forced labor also apply to our suppliers of manufactured goods. For example, the Company requires suppliers of consumer goods such as cigarette lighters to adhere to Labor and Workplace Health & Safety Standards which contain provisions prohibiting child labor and forced labor and require compliance with laws and regulations on health and safety, work hours, and wages and benefits.

In 2010, the Company will initiate external third-party monitoring of its GAP policies and procedures on child labor, forced labor and other tobacco worker issues such as the prevention of green tobacco sickness. Reports of the third-party monitoring will be published on the Company’s Web site at www.pmi.com. External monitoring is widely recognized by institutions such as the International Labor Organization (ILO) as an important mechanism for companies to ensure the effectiveness of their labor policies and to continually improve them. This important step reflects the Company’s strong commitment to preventing labor abuses in its tobacco supply chain, and its support of transparent collaboration with governments and NGOs such as ILO.

According to the International Labor Organization’s Worst Forms of Child Labor Convention, “child labor is to a great extent caused by poverty,” and “the long-term solution lies in sustained economic growth leading to social progress, in particular poverty alleviation and universal education.” That is why, in addition to the implementation of internal policies and procedures, the Company has been and is actively working with governments, NGOs and other stakeholders to address poverty, education and other systemic causes of child labor in tobacco growing communities, including in Brazil, Colombia, Indonesia, Tanzania and Malawi.

Our efforts in Malawi in this regard long predate the recent media attention to the problem of child labor in that country. Since 2001, the Company has been a member of the Eliminating Child Labor in Tobacco (ECLT) foundation, a non-profit organization which includes among its members other tobacco companies, leaf suppliers, and labor unions. The ILO serves as an advisor to the ECLT Board. Since its founding in 2000, the ECLT has invested approximately $25 million in programs to eradicate child labor in tobacco producing regions, principally in Africa. The ECLT has been working with the Malawi government and local partners to reduce child labor in tobacco growing communities in Malawi since 2002. ECLT program elements include conducting child labor awareness programs for community leaders, farm managers and district officials; financing poverty alleviation programs which impact child labor; constructing new schools; measures which provide an incentive for parents to send children to schools; programs to support AIDS orphans working in tobacco growing; providing safe drinking water; and improving food security and conservation. The efforts of the ECLT in Malawi were acknowledged in the September 2009 U.S. Department of Labor study on child labor. PMI has also provided over $11 million in funding to Total Land Care Malawi (TLC), an NGO associated with Washington State University, to alleviate poverty and reduce child labor in Malawi. TLC’s programs currently reach nearly 4,000 villages and more than 460,000 people. Project results include supplying clean water, planting nearly 30 million trees, installation of stoves, benefiting more than 24,000 households, and construction of schools.

In summary, the Company is acting on its commitment to eliminate child labor and forced labor in tobacco growing: through existing policies and procedures; through the additional step of instituting third-party external monitoring of our labor policies in the agricultural sector; and through charitable funding to develop sustainable solutions to address the systemic causes of poverty and child labor in cooperation with governments, child labor organizations and other important stakeholders. In contrast, simply stopping altogether our purchasing activities in a particular country will do nothing to alleviate the serious issue of child labor. In fact, it may exacerbate the underlying root cause of poverty. We believe that rather than turning away, the more appropriate response to the issues lies in the comprehensive set of actions we have taken and continue to take.

For these reasons, the Board believes this proposal is unwarranted.

Therefore, the Board urges stockholders to vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

Policies and Procedures

The Board has adopted a policy, which is available on the Company’s Web site at www.pmi.com/governance, that requires our executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). The Corporate Secretary, in consultation with outside counsel, to the extent appropriate, shall determine whether a potential transaction with a Related Person constitutes a Related Person Transaction requiring review under the policy (including whether the Company or the Related Person has a material interest, based on review of all facts and circumstances). If the Corporate Secretary determines that (i) the proposed Transaction constitutes a Related Person Transaction or (ii) it would be beneficial to further review the transaction under the policy, then, in either case, the transaction will be referred to the chief executive officer (“CEO”) or the Nominating and Corporate Governance Committee (the “Committee”) of the Board for consideration in accordance with procedures provided under the policy. In deciding whether to approve or ratify the Related Person Transaction, the Corporate Secretary is required to consider all relevant facts and circumstances, including without limitation the materiality and character of the Related Person’s direct or indirect interest in the Related Person Transaction, the benefit of the Related Person Transaction to the Company, the materiality and character of the Company’s direct or indirect interest in the transaction, as well as its commercial reasonableness, the impact of the Related Person Transaction on the Related Person’s independence (as defined in the Corporate Governance Guidelines and the New York Stock Exchange listing standards) and the actual or apparent conflict of interest of the Related Person participating in the Related Person Transaction. Based on the review of such facts and circumstances, the reviewer will approve, ratify or disapprove the Related Person Transaction; provided that the reviewer will not approve or ratify a Related Person Transaction unless it is determined that the transaction is not opposed to the best interests of the Company. All determinations by the CEO and Corporate Secretary must be reported to the Nominating and Corporate Governance Committee at its next meeting.

In addition to this policy, the Director Code – which is available on our Web site at www.pmi.com/governance – has specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively; and, (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company.

Similarly, the Code of Conduct of the Company requires all officers and employees of the Company to avoid situations where the officer’s or employee’s personal, financial or political activities have the potential of interfering with his or her loyalty and objectivity to the Company. The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

We are required to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017. You may review the Company’s filings with the Securities and Exchange Commission by visiting our Web site at www.pmi.com/investors.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by us. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. We will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

2011 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. Our By-Laws set forth the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2011 Annual Meeting, presently anticipated to be held on May 11, 2011, notice of the nomination must be received by the Company between November 2 and December 2, 2010. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a stockholder and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. For a stockholder to bring other matters before the 2011 Annual Meeting and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is 120 Park Avenue, New York, New York 10017. Any stockholder desiring a copy of the Company’s By-Laws (which are posted on our Web site at www.pmi.com/governance) will be furnished one without charge upon written request to the Corporate Secretary.

G. Penn Holsenbeck

Corporate Secretary

April 1, 2010

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, MAY 12, 2010

AND PROXY STATEMENT

PHILIP MORRIS INTERNATIONAL

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You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Annual Meeting Proxy Card

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The Board of Directors recommends a vote FOR:

1. Election of Directors:

The Board of Directors recommends a vote FOR:

	For	Against	Abstain
3. Stockholder Proposal 1 - Food Insecurity and Tobacco Use	☐	☐	☐
4. Stockholder Proposal 2 - Create Human Rights Protocols for the Company and its Suppliers	☐	☐	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Available You can vote 24 hours by Internet a day, or 7 days telephone! a week!

Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 11, 2010.

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/pm

Follow the steps outlined on the secured Web site.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories & Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.

Outside 1-781-575-2300 USA, U. S. on territories a touch-tone & Canada, telephone. call

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

X

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING. 3

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the Election of Directors,

FOR the Ratification of the Selection of Independent Auditors, and AGAINST each of the Stockholder Proposals.

The Board of Directors recommends a vote FOR:

+

1. Election of Directors:

01 - Harold Brown

02 - Mathis Cabiallavetta

03 - Louis C. Camilleri

04 - J. Dudley Fishburn

For Against Abstain

05 - Jennifer Li

06 - Graham Mackay

07 - Sergio Marchionne

05 - Jennifer Li

06 - Graham Mackay

07 - Sergio Marchionne

08 - Lucio A. Noto

09 - Carlos Slim Helú

10 - Stephen M. Wolf

For Against Abstain

The Board of Directors recommends a vote AGAINST Proposals 3 and 4:

For Against Abstain

3. Stockholder Proposal 1 - Food Insecurity and Tobacco Use

4. Company Stockholder and Proposal its Suppliers 2 - Create Human Rights Protocols for the

The Board of Directors recommends a vote FOR:

For Against Abstain

2. Ratification of the Selection of Independent Auditors

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below title Please as such. sign this The proxy signer exactly hereby as revokes name appears all proxies hereon. heretofore When given shares by are the held signer by to joint vote tenants, at said both meeting should or any sign. adjournments When signing thereof. as attorney, administrator, trustee or guardian, please give full

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 0 2 4 7 4 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

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PHILIP MORRIS INTERNATIONAL INC. 2010 ANNUAL MEETING OF

STOCKHOLDERS

Wednesday, May 12, 2010 9:00 A.M., EDT

Sheraton New York Hotel and Towers Metropolitan Ballroom, Second Floor 811 Seventh Avenue at 53rd Street New York, NY 10019

DIRECTIONS

You may request directions by calling 1-866-713-8075.

In order to attend the Meeting you must submit a written request for an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to question 4.

It is important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to complete and mail this proxy card OR vote your shares over the Internet or by telephone in accordance with the instructions provided on the reverse side.

Sign Up Today For Electronic Delivery

If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.computershare.com/pmi.

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING. 3

Philip Morris International Inc.

Proxy Solicited on Behalf of the Board of Directors Annual Meeting - May 12, 2010

Louis C. Camilleri and Charles R. Wall, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Philip Morris International Inc. (the “Company”) at the Annual Meeting of Stockholders to be held at the Sheraton New York Hotel and Towers, Metropolitan Ballroom, May 12, 2010, at 9:00 a.m. EDT, and at all adjournments thereof.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 7, 2010, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received, unless contrary to law.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card. THANK YOU FOR VOTING